UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CURO Group Holdings Corp.

(Name of Registrant as Specified In Its Charter)

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CU
RO

Proxy Statement

2019 Annual Meeting of Stockholders

CURO
GROUP HOLDINGS CORP

3527 North Ridge Road

Wichita, Kansas 67205

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders,

We invite you to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of CURO Group Holdings Corp. at the Hyatt Regency Wichita, 400 W. Waterman St., Wichita, Kansas 67205, on Thursday, May 16, 2019 at 8:30 a.m., local time. At the Annual Meeting stockholders will vote on the following items:

1.	Election of three director nominees named in the Proxy Statement for three-year terms expiring in 2022;

2.	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019; and

3.	Advisory resolution approving the frequency of advisory votes on the compensation of our named executive officers.

You can vote at the Annual Meeting and any adjournment if you were a stockholder of record on March 19, 2019.

This Notice of 2019 Annual Meeting of Stockholders, Proxy Statement, proxy card and Annual Report for our fiscal year ended December 31, 2018 are being mailed or made available to stockholders beginning on or about April 16, 2019.

By Order of the Board of Directors,

Don Gayhardt
President and Chief Executive Officer

Wichita, Kansas

April 16, 2019

Your Vote is Important to Us. Even if You Plan to Attend the Meeting in Person, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY OR VOTE BY TELEPHONE OR THE INTERNET.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to be Held on May 16, 2019.

Our Proxy Statement for the 2019 Annual Meeting of Stockholders and the Annual

Report to Stockholders for the fiscal year ended December 31, 2018 are available at

https://ir.curo.com/proxy-statement-2019

CURO GROUP HOLDINGS CORP.

2019 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

3527 North Ridge Road

Wichita, Kansas 67205

2019 ANNUAL MEETING OF STOCKHOLDERS

May  16, 2019

PROXY STATEMENT

We are furnishing this Proxy Statement and enclosed proxy card to you in connection with the solicitation of proxies by our Board of Directors (“Board”) for use at our 2019 annual meeting of stockholders (the “Annual Meeting”).

Information About the Proxy Materials and our 2019 Annual Meeting

Q:	Why did I receive these materials?

A:

Our Board is providing these proxy materials to you in connection with its solicitation of proxies for use at the Annual Meeting, which will take place at the Hyatt Regency Wichita, 400 W. Waterman Street, Wichita, Kansas 67205 at 8:30 a.m., local time. You are invited to attend the Annual Meeting and are requested to vote upon the proposals described in this Proxy Statement.

Q:	What information is contained in these materials?

A:

The information in this Proxy Statement relates to the proposals to be voted upon at the Annual Meeting, the voting process, the compensation of directors and named executive officers and certain other important information. Our Annual Report to Stockholders for the year ended December 31, 2018, which includes our audited consolidated financial statements for the years ended December 31, 2018, 2017 and 2016, is included in these proxy materials. Your proxy, which you may use to vote, is also enclosed.

Q:	Who may vote?

A:

You may vote at the Annual Meeting or by proxy if you were a stockholder of record at the close of business on March 19, 2019. Each stockholder is entitled to one vote per share on each matter presented. As of March 19, 2019, there were 46,431,289 shares of our common stock outstanding.

Q:	What proposals am I voting on at the Annual Meeting?

A:	There are three proposals scheduled to be voted on at the Annual Meeting:

•	election of three director nominees named in this Proxy Statement for three-year terms expiring in 2022;

•	ratification of appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019; and

•	advisory resolution approving the frequency of advisory votes on the compensation of our named executive officers.

In addition, we will consider and vote upon such other business as may properly come before the Annual Meeting. We are not currently aware of any other matters to be considered and voted on at the Annual Meeting.

Q:	How does CURO’s Board recommend that I vote?

A:

Your Board recommends that you vote your shares “FOR” each of the named director nominees; “FOR” ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019 and “FOR” the advisory resolution approving the frequency of advisory votes on the compensation of our named executive officers on an annual basis.

Q:	How can I vote my shares?

A:

If you are a stockholder of record, you may vote your shares (i) on the Internet; (ii) by telephone; (iii) by mail; or (iv) by attending the Annual Meeting and voting in person. If you choose to vote in person, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the Annual Meeting in person, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you are the beneficial owner of our common stock held in street name, you may vote your shares by giving your nominee your voting instructions (i) on the Internet; (ii) by telephone; (iii) by mail; or (iv) by attending the Annual Meeting and voting in person if you obtain a signed proxy from the record holder giving you the right to vote the shares. Please contact your broker, bank or other nominee for instructions on obtaining a proxy.

Q:	What is the difference between holding common stock as a holder of record and as a beneficial owner?

A:

Record holder of common stock. If you hold common stock directly in your name with our transfer agent, you are considered the stockholder of record of the common stock, and the proxy materials were sent directly to you.

Beneficial owner of common stock. If you hold common stock in an account at a broker, bank or other nominee, then you are the beneficial owner of the common stock, and the proxy materials were sent either directly to you or were forwarded to you by your nominee. The nominee holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account.

Q:	If I am a stockholder of record and return my proxy, but do not provide voting instructions, how will my shares be voted?

A:

If you specify a choice, your proxy will be voted as specified. If you return a signed proxy but do not specify a choice, your shares will be voted “FOR” each of the named director nominees, “FOR” ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018 and “FOR” the advisory resolution approving the frequency of advisory votes on the compensation of our named executive officers. In all cases, your proxy will be voted in the discretion of the individuals named as proxies on the proxy card with respect to any other matters that may come before the Annual Meeting.

Q:	What are broker non-votes and what effect do they have on the proposals?

A:

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (i) the broker has not received voting instructions from the beneficial owner and (ii) the broker lacks discretionary voting power to vote those shares.

If you do not vote your proxy and your shares are held in street name, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. On non-routine matters, if the brokerage firm has not received voting instructions from you, the brokerage firm cannot vote your shares on that proposal, which is considered a “broker non-vote.” Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting. The proposal for the ratification of the appointment of our independent registered public accounting firm is routine. The other two proposals in this Proxy Statement are non-routine. Accordingly, brokers that do not receive instructions will be entitled to vote on the ratification of the appointment of our independent registered public accounting firm at the Annual Meeting, but may not vote on the election of directors or on the advisory resolution approving the frequency of advisory votes on the compensation of our named executive officers. Therefore, we encourage you to sign and return your proxy, with voting instructions, before the Annual Meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.

Q:	Can I change my mind after I vote?

A:	You may revoke your proxy at any time before it is exercised by delivering written notice of revocation to our Corporate Secretary or by attending and voting at the Annual Meeting.

Q:	What is the quorum requirement for the Annual Meeting?

A:

The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum. If a registered stockholder indicates on his or her proxy card that the stockholder wishes to abstain from voting, or a beneficial owner instructs its bank, broker or other nominee that the stockholder wishes to abstain from voting, these shares are considered present and entitled to vote at the Annual Meeting. These shares will count toward determining whether or not a quorum is present.

Q:	What is the voting requirement to approve each of the proposals?

A:	The following table describes the voting requirement for each proposal:

Proposal 1	Election of three directors for terms expiring in 2022	Directors are elected by a majority of votes cast unless the election is contested, in which case directors are elected by a plurality of votes cast. A majority of votes cast means that the number of shares voted “FOR” a director nominee must exceed 50% of the number of votes cast with respect to that director nominee’s election. In a contested election, each director must be elected by a plurality of the votes cast. This means that the three nominees who receive the greatest number of “FOR” votes will be elected. Abstentions and broker non-votes have no effect on the vote for this proposal.

Proposal 2	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year ending December 31, 2019	This proposal must be approved by the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote. This means that of the shares represented at the Annual Meeting and entitled to vote, a majority of them must be voted “FOR” the proposal for it to be approved. Abstentions will have the same effect as a vote “AGAINST” this proposal.

Proposal 3	Advisory vote approving the frequency of advisory votes on the compensation of our named executive officers	This proposal is a non-binding, advisory vote. Therefore, there is no required vote that would constitute approval. We value the opinions expressed by our stockholders in this advisory vote, and the Board and Compensation Committee will consider the outcome of these votes when determining the frequency of future advisory votes on executive compensation.

Q:	What happens if a director does not receive a majority of the votes cast?

A:

If a director does not receive a majority of the votes cast, he or she is required to promptly deliver his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose its decision regarding the resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The director who delivers his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board with respect to his or her resignation. If such director’s resignation is not accepted by the Board, the director will continue to serve until the next annual meeting of stockholders and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of our Certificate of Incorporation, as amended.

Q:	What happens if other business is transacted at the Annual Meeting?

A:

Management does not know of any business to be transacted at the Annual Meeting other than the matters described in this Proxy Statement. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted by the proxy holders as recommended by the Board or, if no recommendation is given, in accordance with the best judgment of the person voting the proxies.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy cards you receive.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K within four business days after the date of the meeting.

Q:	Who can help answer my questions?

A:

If you have questions concerning a proposal or the Annual Meeting, if you would like additional copies of this Proxy Statement or if you need directions to or special assistance at the Annual Meeting, please contact our Corporate Secretary at: (316) 494-6500 or by mail at: c/o CURO Group Holdings Corp., 3527 North Ridge Road, Wichita, KS 67205. In addition, information regarding the Annual Meeting is available via the Internet at the website www.astproxyportal.com/ast/21885.

CORPORATE GOVERNANCE

Board and Committee Membership and Meetings

Our stockholders elect directors to serve on our Board to oversee the management of our company. The Board delegates authority to the Chief Executive Officer and other executive officers to pursue the company’s mission and oversees the Chief Executive Officer’s and executive officers’ conduct of our business. In addition to its general oversight function, the Board has additional responsibilities including:

•

reviewing and approving the company’s key operational and financial objectives and strategic business plans and monitoring implementation of those plans and the company’s success in meeting identified objectives;

•	approving the company’s annual corporate budget and major capital expenditures and purchase commitments;

•	overseeing the company’s risk management and mitigation activities;

•	selecting, evaluating and compensating the Chief Executive Officer and overseeing Chief Executive Officer succession planning;

•	providing advice and oversight regarding the selection, evaluation, development and compensation of executive officers; and

•

assessing whether adequate policies and procedures are in place to safeguard the integrity of our business operations and financial reporting and to promote compliance with applicable laws and regulations.

During 2018, our Board of Directors held six meetings. In 2018, each director attended the 2018 annual meeting of stockholders in person and all directors attended at least 75% of the meetings of the Board and the committees on which they served.

In addition to regular meetings of the Board and committees, the non-management directors hold regularly-scheduled executive sessions at which no members of management are present. At each such executive session, the directors choose one of our non-management directors to preside over such session. “Non-management” directors mean those directors who are not executive officers, and includes directors who are not independent by virtue of a material relationship, former status or family membership, or for any other reason. The Board will also hold other regular meetings at any time as may be determined from time-to-time by resolution of the Board.

We have three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Members of each committee are appointed by the Board and the authority, duties and responsibilities of each committee are governed by written charters approved by the Board. These charters can be found in the “Corporate Governance” section on the Investors page of our website at www.curo.com.

The Board has determined that all members of its standing committees are independent as defined by NYSE listing standards and each Audit Committee member satisfies the NYSE “financial literacy” requirement. In addition, the Board has determined that Messrs. Williams and Kirchheimer are “audit committee financial experts” under Securities and Exchange (“SEC”) rules.

The current membership for each of the standing committees is as follows:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Dale E. Williams (Chair)	Andrew Frawley (Chair)	Chris Masto (Chair)
Andrew Frawley	David Kirchheimer	Dale E. Williams
David Kirchheimer	Chris Masto	Karen Winterhof
Karen Winterhof

Audit Committee

The Audit Committee met eight times in 2018. The responsibilities of the Audit Committee include, among other things:

•	appointing, reviewing and approving the compensation, retention and termination of, the independent registered public accounting firm engaged to audit our financial statements;

•	helping to ensure the independence of and overseeing the performance of the independent registered public accounting firm;

•	reviewing and pre-approving audit and non-audit services and fees;

•	reviewing reports and communications from the independent registered public accounting firm;

•

reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding disclosure controls and procedures;

•	preparing the Audit Committee report that the SEC requires be included in an annual proxy statement;

•	assisting the Board in overseeing our internal audit function;

•	reviewing and overseeing related-party transactions; and

•

establishing and maintaining procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing matters or federal and state rules and regulations, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee

The Compensation Committee met eight times in 2018. The responsibilities of the Compensation Committee include, among other things:

•	assisting the Board in discharging its responsibilities relating to executive compensation and fulfilling its responsibilities relating to our compensation and benefit programs and policies;

•	overseeing the overall compensation structure, policies and programs, and assessing whether the compensation structure establishes appropriate incentives for executive officers and employees;

•	administering and making recommendations with respect to our incentive compensation plans, including equity-based incentive plans;

•	reviewing and approving the compensation of our executive officers, including bonuses and equity compensation;

•

reviewing and approving the performance objectives for executive officers, evaluating the performance of such executive officers in light of these objectives and approving the compensation of the executive officers based on the evaluation (other than for the Chief Executive Officer, whose compensation is recommended by the Compensation Committee for approval by the Board);

•

reviewing and discussing with management our Compensation Discussion and Analysis and related disclosures required by the rules of the SEC and recommending to the Board whether such disclosures should be included in our annual proxy statement;

•	reviewing and recommending employment agreements and severance arrangements for executive officers, including change in control provisions, as applicable;

•	reviewing the compensation of directors for service on the Board and committees and making recommendations to the Board regarding such compensation; and

•

engaging, determining compensation for and overseeing the work of any consultants and advisors retained by the Compensation Committee, at the expense of the company, and overseeing compliance with applicable requirements relating to the independence of such consultants or advisors.

See the “Compensation Discussion and Analysis” section below for more information regarding the Compensation Committee’s processes and procedures.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met four times in 2018. The responsibilities of the Nominating and Corporate Governance Committee include, among other things:

•	assisting the Board in fulfilling its responsibilities on matters and issues related to our corporate governance practices;

•	in conjunction with the Board, establishing qualification standards for membership on the Board and its committees;

•

leading the search for individuals qualified to become members of the Board, reviewing the qualifications of candidates for election to the Board and assessing the contributions and independence of incumbent directors eligible to stand for re-election to the Board;

•

selecting and recommending to the Board the nominees for election or re-election by the stockholders at the annual meetings, and selecting and recommending to the Board individuals to fill vacancies and newly created directorships on the Board;

•	developing and recommending to the Board corporate governance guidelines, reviewing the guidelines on an annual basis and recommending any changes to the guidelines as necessary;

•

annually reviewing and making recommendations to the Board concerning the structure, composition and functioning of the Board and its committees and recommending to the Board directors to serve as committee members and chairpersons;

•	reviewing directorships in other public companies held by or offered to directors;

•	developing and recommending to the Board for its approval an annual self-evaluation process for the Board and its committees and overseeing the evaluation process; and

•	reviewing reports on all matters generally relating to corporate governance.

Compensation Committee Interlocks and Insider Participations

Beginning in December 2018, the Compensation Committee consists of Messrs. Frawley, Kirchheimer and Masto and Ms. Winterhof. In 2018, the Compensation Committee consisted of Messrs. Frawley, Masto and Rippel until December 2018. Other than Mr. Rippel, none of the members of our Compensation Committee is a current or former executive officer or employee of our company, nor did any such member have any relationship with the company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served and currently none of them serves on the board of directors or compensation committee of any other entity with executive officers who have served on our Board or Compensation Committee. Mr. Rippel, a founder of our company who previously served as an executive officer until 2012, served on the Compensation Committee until December 2018. For information about certain related-party transactions with Mr. Rippel, please see “Certain Relationships and Related Transactions,” which information is incorporated herein by reference.

Corporate Governance Guidelines

We are committed to the highest level of corporate governance, and, to further its commitment, the Board has adopted Corporate Governance Guidelines to assist our Board in fulfilling its responsibilities to stockholders and providing a framework for the Board’s oversight responsibilities regarding our business. The Corporate Governance Guidelines outline the general duties and functions of the Board and management and set forth general principles regarding Board composition and qualities, independence, Board meetings and responsibilities, Board committees and annual performance evaluations for the Board and committees. Our Corporate Governance Guidelines are dynamic and have been developed and revised to reflect changing laws, regulations and good corporate governance practices.

The following is a summary of certain of our policies and guidelines relating to corporate governance. You may access complete current copies of our Code of Business Conduct and Ethics, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Nominating and Governance Committee Charter in the “Corporate Governance” section on the Investors page of our website at www.curo.com. Each of these is also available in print to any stockholder upon request to our Corporate Secretary.

Identification and Evaluation of Director Candidates

The Board prides itself on its ability to recruit and retain directors who have a diversity of experience, who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who are effective (in conjunction with the other members of the Board) in collectively serving the long-term interests of our stockholders.

The Nominating and Corporate Governance Committee acts as the Board’s nominating committee and all of its members are independent as defined by NYSE rules. The Nominating and Corporate Governance Committee seeks individuals qualified to become directors and recommends candidates for all director openings to the full Board. For a discussion of the Board’s membership criteria and how we seek to achieve diversity in Board membership and to attract directors with a broad range of skills, expertise, knowledge and contacts to benefit our business, see “Proposal 1 — Election of Directors.” The Nominating and Corporate Governance Committee considers director candidates in anticipation of upcoming director elections and other potential or expected Board vacancies.

The Nominating and Corporate Governance Committee considers director candidates suggested by directors, executive officers and stockholders and evaluates all nominees for director in the same manner. Stockholders may recommend individual nominees for consideration by the Nominating and Corporate Governance Committee by complying with the requirements described below in “Stockholder Nominations.” From time-to-time, the Nominating and Corporate Governance Committee may retain a third party search firm to identify director candidates and has sole authority to select the search firm and approve the terms and fees of any director search engagement. After our Nominating and Corporate Governance Committee makes its recommendations to the Board, the Board has final authority on determining the selection of director candidates for nomination to the Board.

Stockholder Nominations

Stockholders who wish to recommend nominees for consideration by the Nominating and Corporate Governance Committee must submit their nominations in writing to our Corporate Secretary. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether such individual can read and comprehend basic financial statements and other board memberships, if any, held by the recommended individual. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the stockholders. The Nominating and Corporate Governance Committee may consider such stockholder recommendations when it evaluates and recommends nominees to the full Board for submission to the stockholders at each annual meeting. Stockholder nominations made in accordance with these procedures and requirements must be addressed to the attention of Corporate Secretary, CURO Group Holdings Corp., 3527 North Ridge Road, Wichita, Kansas 67205.

In addition, stockholders may nominate directors for election without consideration by the Nominating and Corporate Governance Committee. Any stockholder may nominate an individual by complying with the eligibility, advance notice and other provisions set forth in our Bylaws. A written notice of nomination must be received by our Corporate Secretary at our executive offices in Wichita, Kansas, not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except in certain circumstances. For purposes of our annual meeting to be held in 2020, such notice must be received not later than February 17, 2020 and not earlier than January 17, 2020. You should address any stockholder nomination to the attention of Corporate Secretary, CURO Group Holdings Corp., 3527 North Ridge Road, Wichita, Kansas 67205 and include the information and comply with the requirements set forth in our Bylaws. Our Bylaws provide that any notice of nomination for director must describe various matters regarding the nominee and the stockholder including, among other things, the name, address, class and number of our shares that are owned beneficially and of record, any relevant agreements, arrangements or understandings between the stockholder and any affiliates or associates, and any arrangements having the effect of mitigating a decrease in our share price or affecting the voting power of the stockholder, including derivative positions.

Our Bylaws contain specific eligibility requirements that each nominee for director must satisfy. Each nominee must:

•

complete and return a written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf the nomination is being made; and

•

provide a written representation and agreement that the nominee would comply with applicable law and our policies and guidelines if elected as a director and that the nominee is not and will not become a party to: (i) any voting commitment that has not been disclosed to us or that could limit the nominee’s ability to comply with applicable fiduciary duties; and (ii) any agreement, arrangement or understanding with any person or entity other than us regarding indirect compensation, reimbursement or indemnification in connection with service as a director.

Board Leadership Structure

Our Board understands that there is no single, generally-accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the right board leadership structure may vary as circumstances warrant. Our Board makes the decision regarding leadership structure based on its evaluation of the experience, skills and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. The Board periodically reviews its leadership structure to ensure that it remains the optimal structure for our company and our stockholders. Doug Rippel is our Executive Chairman and Donald Gayhardt is our Chief Executive Officer. As Chairman, Mr. Rippel leads the Board in its role to provide general oversight of strategic planning for the company and to provide guidance and support for the Chief Executive Officer. Further, Mr. Rippel sets the agenda for and presides over meetings of the Board. As Chief Executive Officer, Mr. Gayhardt is responsible for developing and executing the corporate strategy, as well as for overseeing the day-to-day operations and performance of the company.

We believe that separating the roles of Executive Chairman and Chief Executive Officer represents an appropriate allocation of roles and responsibilities at this time given, among other things, the benefits of Mr. Rippel’s experience and tenure (both as a founder, former executive and director) with the company. Mr. Gayhardt is well-positioned as the leader to develop and execute the company’s corporate strategy and is free to focus on day-to-day challenges and opportunities.

We believe this separation of responsibility is appropriate to provide separate Board oversight of and direction for the company’s executive leadership team, led by Mr. Gayhardt. Further, the company believes that having a separate Executive Chairman provides for more effective monitoring and objective evaluation of the Chief Executive Officer’s performance, which enables more direct accountability for the Chief Executive Officer’s performance.

Independence

The Board annually assesses the independence of all directors. No director qualifies as “independent” unless the Board affirmatively determines that the director is independent under the listing standards of NYSE. Our Corporate Governance Guidelines require that a majority of our directors be independent. Our Board believes that the independence of directors and committee members is important to assure that the Board and its committees operate in the best interests of the stockholders and to avoid any appearance of conflict of interest.

Under NYSE standards, our Board has determined that the following five directors are independent: Andrew Frawley, David Kirchheimer, Chris Masto, Dale E. Williams and Karen Winterhof. Mr. Gayhardt is not independent because he currently serves as our President and Chief Executive Officer. Messrs. Faulkner, McKnight and Rippel are not independent because they previously served as officers of the company.

In making these determinations, our Board considered the relationships that each non-employee director has with CURO and all other facts and circumstances our Board deemed relevant in determining their independence.

Board and Committee Self-Assessment Process

Beginning in 2019, our Board will undertake an annual self-assessment process designed to ensure it is performing effectively and to identify opportunities for improvement. As part of this annual self-assessment, each director will evaluate the performance of the Board and any committee on which he or she serves through the use of a confidential survey, which will seek input across a number of dimensions. In addition, to enhance individual accountability, directors will be encouraged to anonymously review the performance of their fellow directors. The Nominating and Corporate Governance Committee oversees the design and implementation of this assessment process and will review the results with the Board and identify opportunities for improvement. Committee chairpersons will review their committee self-assessments with their respective committee members and discuss them with the Board. The chairperson of the Nominating and Corporate Governance Committee, an independent director, will review the individual director assessments and, working with our Chief Legal Officer, will conduct individual director interviews. In addition, the Nominating and Corporate Governance Committee develops and implements guidelines for evaluating all directors standing for nomination and re-election and oversees the evaluation of such nominees.

The Board’s Role in Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance and reputational. We have designed and implemented processes to manage risk in our operations. While risk management is primarily the responsibility of our management team, our Board is responsible for the overall supervision of our risk management activities. The Board implements its risk oversight function both at the full Board level and through delegation to various committees. These committees meet regularly and report back to the full Board.

The Audit Committee has primary oversight responsibility for financial reporting with respect to our major financial exposures and the steps management has taken to monitor and control such exposures. The Audit Committee also oversees our procedures for the receipt, retention and treatment of complaints relating to accounting and auditing matters and oversees management of our legal and regulatory compliance systems. The Compensation Committee oversees risks relating to our compensation plans and programs. The Nominating and Corporate Governance Committee regularly reviews our governance structure, practices and policies to improve governance of our company and our engagement efforts with our stockholders with a goal to promote the long-term interests of our stockholders.

Management provides updates to the respective committees regarding the management of the risks they oversee and each of these committees reports on risk to the full Board at regular meetings of the Board. The Board periodically reviews the allocation of risk responsibility among the Board’s committees and implements any changes that it deems appropriate. In addition to the reports from the committees, the Board receives presentations from various department leaders that include discussion of significant risks as appropriate. At Board meetings, the Chairman and Chief Executive Officer address, in a director-only session, matters of particular importance or concern as they arise, including any significant areas of risk that require Board attention. Additionally, through sessions focusing on corporate strategy, the full Board reviews in detail the company’s short- and long-term strategies, including consideration of significant risks facing us and how the risks could impact our business.

The Vice President of Internal Audit updates the Audit Committee regarding the company’s risk analyses and assessments and risk mitigation strategies and activities as it relates to audit planning and completed audits. The Vice President of Internal Audit also updates the Compensation Committee annually regarding the risk of our compensation plans and programs.

We believe that our approach to risk oversight at this time, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions and approach emerging risks in a proactive manner. We also believe that our risk structure complements the current leadership structure of our Board, as it allows our independent directors, through the three fully-independent standing Board committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

We conducted a risk assessment of our 2018 compensation plans and programs to identify potential risks associated with the design of the plans and programs and assess the controls in place to mitigate risks, if any, to an acceptable level. Based on this assessment, management has concluded that our compensation plans and programs do not contain risks that are reasonably likely to cause a material adverse effect on us. We evaluated each plan and program independently and as part of our overall compensation framework. In general, our compensation plans and programs:

•	are well documented, appropriately communicated, consistently applied and reviewed annually by the Compensation Committee;

•	are based on both individual performance and company performance metrics that are tied to the strategic objectives of the company;

•	balance short- and long-term rewards, with compensation capped at levels consistent with industry standards;

•

do not encourage excessive risk taking, do not focus on short-term gains rather than long-term value creation, do not reward circumvention of controls or do not contain unrealistic goals and/or targets; and

•

are compared to industry standards and peer companies on an on-going basis by both the internal compensation department as well as the Compensation Committee’s independent compensation consultant and amended periodically to maintain consistency with market practices.

Based on these factors, the absence of any identified incentives for risk-taking above the level associated with our business model, the involvement of our independent Compensation Committee and our overall culture and control environment, we have concluded our compensation plans do not promote excessive risk taking.

Stock Ownership Guidelines for Directors and Executive Officers

The Board believes that directors and management should have a significant financial stake in our company to align their interests with those of our stockholders. In that regard, the Board adopted stock ownership guidelines that require directors and executive officers to own a specified value of our common stock granted to them in connection with their service to the company. The stock ownership guidelines are further described below in “Non-Employee Director Compensation — Stock Ownership Guidelines for Non-Employee Directors” and “Compensation Discussion and Analysis — Stock Ownership Guidelines for Named Executive Officers.”

Code of Business Conduct and Ethics and Ethics Hotline

We have a Code of Business Conduct and Ethics that covers our directors, officers (including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer) and employees and satisfies the requirements for a “code of ethics” within the meaning of SEC rules. A copy of the code is posted in the “Corporate Governance” section on the Investor page of our website at www.curo.com. The code is available in print to any person without charge, upon request sent to our Corporate Secretary at CURO Group Holdings Corp., 3527 North Ridge Road, Wichita, Kansas 67205. We will disclose, in accordance with all applicable laws and regulations, amendments to, or waivers from, our Code of Business Conduct and Ethics. We did not grant any such waiver in 2018.

Any suggestions, concerns or reports of misconduct at our company or complaints or concerns regarding our financial statements and accounting, auditing, internal control and reporting practices can be reported by submitting a report on https://irdirect.net/CURO/whistleblower_iframe?template=CURO (anonymously, if desired) or by calling our third-party provider, Issuer Direct Corporation, at (800) 916-7037.

Attendance

Attendance at Board and committee meetings is central to the proper functioning of our Board and is a priority. Directors are expected to make every effort to attend all meetings of the Board, meetings of committees on which they serve and the annual meeting of stockholders. In 2018, each director attended the 2018 annual meeting of stockholders in person and all directors attended at least 75% of the meetings of the Board and the committees on which they served.

Board and Company Culture

Our Corporate Governance Guidelines are coupled with a robust, open and effective Board environment that promotes respect, trust and candor, fosters a culture of open dissent and permits each director to express opinions and contribute to the Board process. Directors are expected to have unrestricted access to management and any company information they believe is necessary and appropriate to perform their roles as directors. This open and candid operating environment is shared by management and the Board and is essential to fully realize the benefits of our Corporate Governance Guidelines, committee charters and other policies governing our company.

Stockholder Communications with the Board of Directors

Stockholders and interested parties may communicate directly with our non-management directors by sending correspondence to our Chief Legal Officer at: c/o CURO Group Holdings Corp., 3527 North Ridge Road, Wichita, Kansas 67205. Our Chief Legal Officer or Legal Department will review all incoming communications from interested parties (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and route such communications to the appropriate member(s) of the Board consistent with the instructions provided by each such member of the Board to the Chief Legal Officer with respect to how the director would like such direct communications to him or her to be handled.

Our Chief Legal Officer or Legal Department may decide in the exercise of its judgment whether a response to any communication from interested parties is necessary and shall provide a report to the Nominating and Corporate Governance Committee on a quarterly basis of any communications received from interested parties to which the Chief Legal Officer or Legal Department has responded. This procedure does not apply to communications to non-management directors from our officers or directors who are also stockholders or to stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”).

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine directors. Our Certificate of Incorporation and Bylaws provide that the Board is divided into three classes, with each class to be as nearly equal in number as possible. Each class serves a term of office of three years, with the term of one class expiring at the annual meeting in each successive year.

The Board of Directors prides itself on its ability to recruit and retain directors who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment and effectively serve our stockholders’ long-term interests. We seek to achieve an appropriate level of diversity in the membership of our Board and to assemble a broad range of skills, expertise, knowledge and contacts to benefit our business. The Nominating and Corporate Governance Committee, which is comprised of all independent members of the Board, and the full Board annually assess the current make-up of the Board, considering diversity across many dimensions, including gender, race, age, industry experience, functional areas (e.g., finance and technology), geographic scope, public and private company experience, academic background and director experience in the context of an assessment of the current and expected needs of the Board. The Nominating and Corporate Governance Committee reviews director candidates based on the Board’s needs as identified through this assessment and other factors, including their relative skills and characteristics, their exemplification of the highest standards of personal and professional integrity, their independence under listing standards of the New York Stock Exchange (“NYSE”), their potential contribution to the composition and culture of the Board and their ability and willingness to actively participate in the Board and committee meetings and to otherwise devote sufficient time to their Board duties. In particular, the Nominating and Corporate Governance Committee and the Board believe that sound governance of our company in an increasingly complex marketplace requires a wide range of viewpoints, backgrounds, skills and experiences. The Board believes that having such diversity among its members enhances the Board’s ability to make fully informed, comprehensive decisions.

Among other things, the Board of Directors believes it is important to have individuals on the Board with one or a combination of the following skills and experiences:

•

Consumer Finance and Technology Experience. We are a technology-enabled, highly-diversified, multi-channel and multi-product consumer finance company. Given the nature of our business, we believe it is important for members of the Board collectively to have experience in the industry in which we operate to provide insights into areas that are critical to our success.

•

Leadership Experience. The Board believes that directors with significant leadership experience, including chief executive officer, chief financial officer and chief operating officer, provide it with special insights, including organization development and leadership practices, and individuals with this experience help the company identify and develop its own leadership talent. They demonstrate a practical understanding of organizations, process, strategy, risk management and the methods to drive change and growth. These individuals also provide the company with a valuable network of contacts and relationships.

•

Finance Experience. The company uses financial metrics in managing its overall operations and the operations of its segments. The company and its stockholders value accurate and insightful financial tracking and reporting. The Board seeks directors that understand finance and financial reporting processes, including directors who qualify as audit committee financial experts. Experience as members of audit committees of other boards of directors also gives directors insight into best audit committee practices.

•

Public and Private Company Experience. Although the company’s segments operate as a part of a public company, management expects them to drive growth within their segments using the entrepreneurial spirit of private company leadership. The Board believes it is important to have directors who are familiar with the regulatory requirements and environment for publicly traded companies, and to have directors who have experience applying an entrepreneurial focus to building a company or a segment/business unit.

We believe that our Board collectively possesses these types of experience. Below is a summary of each director’s most relevant experience.

As recommended by the Nominating and Corporate Governance Committee, our Board has nominated Chad Faulkner, Andrew Frawley and Karen Winterhof as Class II directors for terms expiring at the 2022 annual meeting of stockholders. Each proposed nominee is willing to serve as a director if elected. However, if a nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, our incumbent Board may or may not select a substitute nominee. If a substitute nominee is selected, your shares will be voted for the substitute nominee (unless you give other instructions). If a substitute nominee is not selected, your shares will be voted for the remaining nominee. Proxies will not be voted for more than three nominees.

Biographical information for each nominee and each current director who will continue to serve after the Annual Meeting is presented below.

Nominees for Terms Expiring in 2022 (Class II)

Chad Faulkner, 51, co-founded the company and has served as a director 1997. Mr. Faulkner served as our President and Chief Operating Officer from 1997 to 2013. As one of our founders, he led the company in its entire geographic and product expansion. Mr. Faulkner serves as a director of several private companies. Mr. Faulkner also serves as a director of each of our wholly-owned subsidiaries. Mr. Faulkner has served as Chief Executive Officer of Mamba Sports Academy (formerly known as Sports Academy) since 2015. Mr. Faulkner shares, together with Messrs. McKnight and Rippel (the “Founders”), 100% ownership of Ad Astra Recovery Services, Inc. (“Ad Astra”), with which we contract to provide third-party collection activities for our U.S. operations. Mr. Faulkner also co-owns with the other Founders certain real estate companies from which we lease some of our corporate stores and offices. Mr. Faulkner holds a Bachelor of Science degree from Kansas State University and is a graduate of the Executive Program at the Anderson School of Business—University of California Los Angeles.

Andrew Frawley, 56, has served on our Board since December 2017. Mr. Frawley has served as the Chief Executive Officer of V12 Data, a provider of marketing data and technology solutions, since July 2018. Mr. Frawley also is the Chief Executive Officer of AJ Frawley & Associates LLC, a consulting firm providing services to private equity firms and brands. Mr. Frawley previously served as Chief Executive Officer of Epsilon, a segment of Alliance Data Systems Corporation (NYSE: ADS) from December 2014 to September 2016. Prior to that, he served as Epsilon’s President from January 2012 to December 2014 and as its President of Marketing Technology from January 2009 to December 2011. Mr. Frawley has served as a member of the board of directors of Fluent, LLC (NASDAQ: FLNT) since March 2018. Mr. Frawley also serves as the Chairman of the board of directors of Cybba Inc. and serves as a member of the board of directors of CrowdTwist, Inc. Mr. Frawley earned a Master of Business Administration from Babson College and a Bachelor of Science in Finance from The University of Maine.

Karen Winterhof, 31, has served on our Board since March 2016. Ms. Winterhof currently serves as a Vice President with FFL Partners. Prior to joining FFL Partners in June 2015, Ms. Winterhof was an associate at Highbridge Principal Strategies from August 2013 to February 2015 in the Specialty Loan Fund, where she participated in evaluating and executing senior debt investments and had ongoing responsibilities with portfolio investments across a variety of industries. Prior to that, she was a private equity associate at Clayton, Dubilier & Rice in New York from July 2011 to July 2013. Ms. Winterhof also currently serves on the board of directors of Crisis Prevention Institute and Icynene. Ms. Winterhof received a Bachelor of Science in Engineering in Operations Research and Financial Engineering from Princeton University.

Your Board of Directors unanimously recommends that you vote FOR each of the above-listed nominees.

Continuing Directors with Terms Expiring in 2020 (Class III)

Chris Masto, 51, has served on our Board since 2008. Mr. Masto is Senior Advisor at FFL Partners, a private equity firm, which he co-founded in 1997 and where, until 2017, he served as a Partner, member of the Investment Committee and member of firm leadership. Mr. Masto transitioned to a Senior Advisor role in 2017. Prior to co-founding FFL Partners, Mr. Masto worked as a management consultant with Bain & Company and was employed at Morgan Stanley & Co. (NYSE: MS), where he worked as an investment banker. Mr. Masto also currently serves on the board of directors of DreamCloud Holdings, Enjoy Beer and VolunteerMatch, and is an Advisory Board Member at Valo Ventures. Mr. Masto was previously a director of Tempur Sealy International, Inc. (NYSE: TPX) and Chairman of TriTech Software Systems. Mr. Masto graduated magna cum laude from Brown University with a Sc.B. in Electrical Engineering, and received a Master of Business Administration from Harvard Business School.

Doug Rippel, 52, co-founded the company and has served as our Executive Chairman of the Board since 2012. Mr. Rippel was our Chairman of the Board from 2008 to 2012, our Chief Executive Officer from 1997 to January 2012 and our Secretary and Treasurer from 1997 to 2008. As one of our founders, he led the company in its geographic and product expansion. Mr. Rippel serves as a director of several private companies. Mr. Rippel also serves as a director and officer of each of our wholly-owned subsidiaries. Mr. Rippel shares, together with the other Founders, 100% ownership of Ad Astra, with which we contract to provide third-party collection activities for our U.S. operations. Mr. Rippel also co-owns with the other Founders certain real estate companies from which we lease some of our corporate stores and offices. Mr. Rippel has also served as the Chief Executive Officer of American First Finance, which specializes in finance at point of sale, since 2013. Mr. Rippel holds a Bachelor of Science degree in Electrical Engineering from Kansas State University and a Master of Business Administration from Wichita State University.

Dale E. Williams, 56, has served on our Board since December 2017. From 2003 to September 2015, Mr. Williams served as Executive Vice President and Chief Financial Officer of Tempur Sealy International, Inc. (NYSE: TPX). From 2001 through 2002, Mr. Williams served as Vice President and Chief Financial Officer of Honeywell Control Products, a division of Honeywell International Inc. (NYSE: HON). From 2000 to 2001, Mr. Williams served as Vice President and Chief Financial Officer of Saga

Systems, Inc./Software AG, Inc. Prior to that, Mr. Williams spent 15 years in various management positions at General Electric Company (NYSE: GE). Mr. Williams also currently serves on the board of directors of Intralink-Spine and Xooker, LLC. Mr. Williams received a Bachelor of Science in Finance from Indiana University.

Continuing Directors with Terms Expiring in 2021 (Class I)

Don Gayhardt, 54, has served as our Chief Executive Officer since January 2012, as our President since July 2013 and on our Board since December 2012. Prior to joining us, Mr. Gayhardt served in various capacities at Dollar Financial Corp., (now known as DFC Global Corp.,) from 1990 to 2008, including President and a member of the board of directors from 1998 to 2008. During his time with Dollar, the company expanded from 60 stores to over 1,100 and revenue increased from $14 million to over $550 million. Since 2008, Mr. Gayhardt has been an investor and advisor to a number of finance, financial technology and retail businesses. Mr. Gayhardt served on the board of directors of Beneficial Bancorp Inc. until March 2019 when it merged into WSFS Financial Corporation. Mr. Gayhardt earned his Bachelor of Business Administration degree in Accounting from the University of Notre Dame.

David M. Kirchheimer, 63, was appointed to our Board in December 2018. Mr. Kirchheimer is an advisory partner at Oaktree Capital Management, L.P., a global investment manager specializing in alternative investments (“Oaktree”), where he previously served as Chief Financial Officer from its founding in 1995 until his retirement in March 2017. Mr. Kirchheimer also served as Oaktree’s Chief Administrative Officer and head of accounting during most of his tenure. Mr. Kirchheimer served on the board of directors of Oaktree’s holding-company affiliate from its formation in 2007 until his retirement, during which time the affiliate became a public company in 2012. Prior to Oaktree, Mr. Kirchheimer held senior financial management positions with Ticketmaster Corporation, Republic Pictures Corporation and The Zond Group. He started his career as an auditor at Price Waterhouse (now PricewaterhouseCoopers). Mr. Kirchheimer holds an MBA from the University of Chicago’s Booth School of Business and a BA from Colorado College.

Mike McKnight, 52, co-founded the company and has served on our Board since 1997. From 1997 to 2008, Mr. McKnight served as Vice President and was involved with the company’s strategic direction and governmental affairs. Mr. McKnigt initially managed loan office operations, and then later directed the real estate, construction, media and marketing arms of the company, utilizing his prior career as a radio advertising executive to build a successful advertising campaign. Mr. McKnight shares, together with the other Founders, 100% ownership of Ad Astra, with which we contract to provide third-party collection activities for our U.S. operations. Mr. McKnight also co-owns with the other Founders certain real estate companies from which we lease some of our corporate stores and offices. From 2010 until 2014, Mr. McKnight served as the Managing Member of Gusto, LLC, a Domino’s Pizza franchisee in Kansas and Western Missouri. Since 2011, Mr. McKnight has served as a director of Gusto, LLC, Decorus Investments, LLC and CDM Development, LLC, and has been a Partner of Tacoma Capital since 2016. Mr. McKnight earned a Bachelor of Science degree in Journalism from Kansas State University.

EXECUTIVE OFFICERS

In addition to Mr. Gayhardt, our Chief Executive Officer and President, whose biographical information appears in “Proposal 1—Election of Directors,” set forth below are the names, ages and biographical information for each our current executive officers:

Name	Age	Position
Roger Dean	56	Executive Vice President, Chief Financial Officer and Treasurer
William Baker	38	Executive Vice President and Chief Operating Officer
Terry Pittman	61	Executive Vice President and Chief Information Officer
Vin Thomas	43	Chief Legal Officer and Corporate Secretary
David Strano	39	Chief Accounting Officer

Roger Dean has served as our Executive Vice President, Chief Financial Officer and Treasurer since joining us in May 2016. Prior to joining the company, Mr. Dean served as Chief Financial Officer for CNG Holdings, Inc. from 2005 to 2016. Mr. Dean previously was Senior Vice President, Controller with Fifth Third Bancorp and a Senior Manager with Deloitte. Mr. Dean earned his Bachelor of Science in Accountancy from Miami University, Oxford, Ohio.

William Baker has served as our Chief Operating Officer since February 2016. Mr. Baker was our Chief Marketing Officer from September 2011 until 2016 and Vice President of Marketing and Business Development from April 2007 until September 2011. Mr. Baker earned a Bachelor of Science Degree in Integrated Marketing Communications from Gannon University.

Terry Pittman has served as Chief Information Officer since 2003, and has been an Executive Vice President since March 2016. Mr. Pittman holds a Bachelor of Science degree from Wichita State University in Computer Science.

Vin Thomas has served as our Chief Legal Officer since 2014 and Corporate Secretary since 2016. Mr. Thomas previously served as General Counsel and Assistant Secretary at TMX Finance LLC from 2009 to 2014. Prior to his tenure with TMX Finance LLC, Mr. Thomas was in the private practice of law. Mr. Thomas holds a Bachelor of Arts, cum laude, from the University of Georgia, and a juris doctor degree from the Mercer University School of Law.

David Strano has served as our Chief Accounting Officer since November 2017. Prior to joining us, Mr. Strano served as Director, Finance Solutions at Vantiv, Inc. (n/k/a WorldPay, Inc.) (NYSE: WP) from 2016 to 2017. From 2013 to 2016, Mr. Strano served as Vice President, Corporate Controller at CNG Holdings, Inc. Prior to his tenure at CNG Holdings, Mr. Strano served as Director, External Reporting and Technical Accounting at Convergys Corporation (NYSE: CVG) from 2009 to 2013. Mr. Strano holds a Bachelor of Science in Business Administration from the Georgetown University McDonough School of Business.

NON-EMPLOYEE DIRECTOR COMPENSATION

In 2018, we compensated non-employee directors in cash as follows:		Restricted
		Stock Units
	Cash	(beginning in 2019)
	($)	($)(1)
Annual director retainer	$65,000	Number of restricted stock units equal to $100,000
Audit Committee chairperson annual retainer	15,000	—
Audit Committee member annual retainer	10,000	—
Compensation Committee chairperson annual retainer	13,000	—
Compensation Committee member annual retainer	9,000	—
Nominating and Corporate Governance Committee chairperson annual retainer	10,000	—
Nominating and Corporate Governance Committee member annual retainer	7,500	—
Chairman annual retainer	40,000	—

(1)

The value reported in this column reflects the value of grants of restricted stock units to be made to our non-employee directors on the date of each of our annual meetings of stockholders, beginning in 2019. Our non-employee directors did not receive a grant of restricted stock units in 2018 given that we granted them restricted stock units in connection with our initial public offering (“IPO”) in December 2017 (see footnote (1) to the table directly below). The annual restricted stock unit grant represents the right to receive a number of shares of our common stock determined by dividing $100,000 by the closing price of our common stock reported on the NYSE (rounded down to the nearest whole share) on the date of such annual meeting, or if the closing price is not reported on such date, the closing price reported on the most recent date prior to the annual meeting. The restricted stock units will vest at the next annual meeting of our stockholders following the date of grant.

The following table sets forth the compensation paid to our non-employee directors for service in 2018:

Name	Fees Earned or Paid in Cash	Restricted Stock Unit Awards(1)(2)	Total
Doug Rippel	$ 122,750	—	$ 122,750
Chad Faulkner	77,917	—	77,917
Andrew Frawley	105,083	—	105,083
David Kirchheimer(3)	7,000	$ 50,000	57,000
Chris Masto	99,125	—	99,125
Mike McKnight	70,417	—	70,417
Dale E. Williams	105,625	—	105,625
Karen Winterhof	81,792	—	81,792

(1)

In connection with our IPO in December 2017, we granted each non-employee director then serving 14,285 restricted stock units, which had a grant date fair value of $200,000. One-half of this restricted stock unit grant vested on the date of our annual meeting of stockholders in 2018 and the remaining one-half will vest at the

Annual Meeting, subject to continued service through the vesting date. Given this grant, our non-employee directors did not receive a restricted stock unit grant in 2018.
(2)

The table below shows the aggregate number of restricted stock units granted to each non-employee director as of December 31, 2018. The reported numbers reflect only grants of restricted stock units made by us and do not include any equity that a director may have been granted by us prior to our IPO or any other stock that a director may have acquired on the open market:

Name	Restricted Stock Units(a)
Doug Rippel	14,285
Chad Faulkner	14,285
Andrew Frawley	14,285
David Kirchheimer	3,709
Chris Masto	14,285
Mike McKnight	14,285
Dale E. Williams	14,285
Karen Winterhof	14,285

(a)

Other than the grant to Mr. Kirchheimer, one-half of the restricted stock units vested on the date of our annual meeting of stockholders in 2018; the remaining one-half will vest on the date of the Annual Meeting. Mr. Kirchheimer’s full grant of restricted stock units vest on the date of our Annual Meeting.

(3)

The cash amounts paid to Mr. Kirchheimer were prorated for his term of service in 2018. The amount reported for awards of restricted stock units represents the grant date fair value of restricted stock units granted to Mr. Kirchheimer in connection with his initial appointment to our Board in December 2018, calculated in accordance with FASB ASC Topic 718. We value restricted stock units using the closing price of our common stock reported on the NYSE on the grant date. For additional valuation assumptions, see Note 11 to our Consolidated Financial Statements for the fiscal year ended December 31, 2018. The value in this column may not correspond to the actual value that Mr. Kirchheimer will realize at the time that the restricted stock units vest.

For information on compensation paid in 2018 to our President and Chief Executive Officer, who has served on our Board since 2012, see “Executive Compensation.”

Stock Ownership Guidelines for Non-Employee Directors

The Board has implemented stock ownership guidelines that require each non-employee director to beneficially own a number of shares of company common stock having a value equal to three times the annual director retainer as identified above. All non-employee directors meet the required guidelines, other than Mr. Kirchheimer who joined our Board in December 2018. We believe that these guidelines further align the interests of directors and stockholders. Please see “Compensation Discussion and Analysis—Stock Ownership Guidelines for Named Executive Officers” for additional information regarding the guidelines.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Five Percent Stockholders

The following table sets forth information as to those holders known to us to be the beneficial owners of more than 5% of our outstanding shares of common stock as of December 31, 2018:

	Shares Beneficially Owned
Name and Address(1)	Number of Shares	Percent of Class(2)

FFL Holders(3)	9,162,392	19.74%

Nantahala Capital Management, LLC(4)	2,962,738	6.38

(1)	The number of shares of our common stock beneficially owned by our Founders, each of whom individually owns more than 5% of our outstanding stock, is show in “—Stock Ownership of Management” below.
(2)	As of December 31, 2018, based on 46,412,231 shares outstanding on that date.
(3)

Based on information set forth in Schedule 13G (Amendment No. 2) filed April 9, 2019. The Schedule 13G indicates that Friedman Fleischer & Lowe Capital Partners II, L.P. has shared voting and dispositive power over 8,671,443 shares of our common stock; FFL Parallel Fund II, L.P has shared voting and dispositive power over 324,578 shares of our common stock; FFL Executive Partners II, L.P. has shared voting and dispositive power over 166,371 shares of our common stock; Friedman Fleischer & Lowe GP II, LP. has shared voting and dispositive power over 9,162,392 shares of our common stock; and Friedman Fleischer & Lowe GP II, LLC has shared voting and dispositive power of 9,162,392 shares of our common stock. Collectively, we refer to these related holders as “FFL Holders.” The address of the FFL Holders is c/o FFL Partners, LLC, One Maritime Plaza, Suite 2200, San Francisco, California 94111.

(4)

Based on information set forth in Schedule 13G filed February 14, 2019. The Schedule 13G indicates that Nantahala Capital Management, LLC has shared voting and dispositive power over 2,962,738 shares of our common stock; Wilmot B. Harkey 2,962,738 has shared voting and dispositive power over 2,962,738 shares of our common stock; and Daniel Mack has shared voting and dispositive power over 2,962,738 shares of our common stock. The address of Nantahala Capital Management is 19 Old Kings Highway S, Suite 200, Darien, Connecticut 06820.

Stock Ownership of Management

The following table sets forth the number of shares of common stock beneficially owned as of April 1, 2019 by each of our directors and named executive officers (defined below under “Compensation Discussion and Analysis”) and all of our directors and executive officers as a group. The address of each director and named executive officer is c/o CURO Group Holdings Corp., 3527 North Ridge Road, Wichita, Kansas 67205.

To our knowledge, except under community property laws, the persons named below have sole voting and dispositive power over their shares of our common stock. None of the shares reported below are pledged as security or have been placed in a margin account by any executive officer or director.

	Shares Beneficially Owned
Name	Number of Shares(1)	Percent of Class(2)

Chad Faulkner(3)	6,397,807	13.78%
Andrew Frawley	14,285	*

Chris Masto	14,285	*
David Kirchheimer	3,709	*

Mike McKnight(4)	6,397,809	13.78
Doug Rippel(5)	6,897,809	14.85

Dale E. Williams	29,285	*
Karen Winterhof	14,285	*

Don Gayhardt	887,817	1.88
Roger Dean	138,350	*

William Baker	220,081	*
Terry Pittman	59,072	*

Vin Thomas	110,446	*
All directors and executive officers as a group (14 persons)	21,206,111	44.54%

*	Represents beneficial ownership of less than 1%.
(1)

Includes shares that may be acquired by the exercise of stock options and the vesting of restricted stock units granted under our equity compensation plans within 60 days after April 1, 2019 as follows:

Name	Options(#)	Restricted Stock Units (#)
Chad Faulkner	—	7,143
Andrew Frawley	—	7,143
David Kirchheimer	—	3,709
Chris Masto	—	7,143
Mike McKnight	—	7,143
Doug Rippel	—	7,143
Dale E. Williams	—	7,143
Karen Winterhof	—	7,143
Don Gayhardt	773,064	—
Roger Dean	77,424	—
William Baker	167,904	—
Terry Pittman	28,224	—
Vin Thomas	81,564	—
Directors and executive officers as a group	1,128,180	53,710

(2)	As of April 1, 2019, based on 46,431,289 shares outstanding on that date.
(3)

Of the reported amount, 3,191,779 shares are held of record by the Exempt Family Trust c/u Leah M. Faulkner 2017 Dynasty Trust and 3,191,743 shares are held of record by the Exempt Family Trust c/u Chadwick H. Faulkner 2017 Dynasty Trust. Mr. Faulkner is the adviser of both trusts. Mr. Faulkner disclaims beneficial ownership of the shares held by these trusts except to the extent of his pecuniary interest therein.

(4)	Held of record by McKnight Holdings, LLC. Mr. McKnight is the sole member of McKnight Holdings, LLC.
(5)	Held of record by Rippel Holdings, LLC. Mr. Rippel is the sole member of Rippel Holdings, LLC.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We design our compensation programs to align the economic interests of our named executive officers with those of our stockholders. With this goal in mind, our executive compensation programs reward our named executive officers for achievement of financial and personal/departmental objectives that we believe will drive stockholder value. This design incentivizes and rewards our named executive officers for the achievement of our short-term (annual) goals and focuses them on our longer-term strategic goals, while at the same time avoiding the encouragement of excessive risk taking.

Given our new status as a public company, in 2018 our Compensation Committee, with input from our Chief Executive Officer and the compensation consultant to the Compensation Committee, determined it was appropriate to maintain the general structure of our executive compensation programs for 2018 as had existed prior to our becoming a public company. This approach allowed the Compensation Committee additional time to consider our executive compensation programs in light of market practices at competitive companies for subsequent years. Following this review, our Compensation Committee, with input from our Chief Executive Officer and the compensation consultant to the Compensation Committee, made changes to our 2019 executive compensation programs to better align our programs with market practices and those of our peer group.

In 2018, we achieved a number of important milestones positioning our company for future growth and success. We made strategic investments to drive innovation, enhance our competitiveness, solidify our growth and expand the value of our company. We also continued to attract and retain top tier talent, adding key roles across Risk and Analytics, Information Technology, Legal and Compliance and Marketing. In 2018, specific accomplishments included the following:

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Continued increase in revenue driven by loan growth. Our consolidated revenue exceeded $1,094.3 million for the year ended December 31, 2018, an increase of 13.6% over the prior year primarily driven by 37.9% growth in loan receivables. U.S. revenues increased $115.4 million, or 15.6%, as a result of year-over-year loan growth in California, Arizona and Virginia of $27.9 million, $5.5 million and $5.0 million, respectively. Canada revenue increased 3.0% as volume growth offset yield compression from the significant product mix-shift from Single- Pay to Open-End loans. Canada Open-End loans totaled $158.1 million as of December 31, 2018 compared to $7.2 million as of December 31, 2017.

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Successful refinancing of senior notes; closing of a Canadian SPV financing; expansion of other credit facilities. We successfully issued $690.0 million of 8.25% Senior Secured Notes due 2025 and used a portion of the net proceeds to (i) redeem the outstanding 12.00% Senior Secured Notes due 2022, and (ii) repay the outstanding indebtedness under our Non-Recourse U.S. SPV Facility. We also expanded our Senior Revolver capacity to $50.0 million and entered into a Canadian-dollar-denominated four year revolving credit facility that provides for C$175.0 million of initial borrowing capacity and the ability to expand such capacity up to C$250.0 million. These actions lowered related borrowing costs totaling $24.5 million of annual interest expense savings.

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Successful launch of line of credit product in Ontario. We successfully launched our line of credit product in the Canadian province of Ontario, transitioning our highest-credit quality customers from a single pay product to a larger loan, lower rate, more flexible line of credit. The line of credit has more regulatory stability, is the only line of credit currently offered in the market and is becoming an attractive long-term replacement to the single pay product.

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Continued execution of our omni-channel strategy. We continued our focused execution of our omni-channel strategy. In 2018, our site-to-store program resulted in over 240,000 loans that were originated or sourced online and then completed at a branch store. We also continued to promote our “Call, Click or Come in” message to highlight our three-point service differentiator. At the end of 2018, approximately 85% of people visiting our websites did so from a mobile device, further validating our early investment in mobile-friendly customer journeys.

While we are pleased with these accomplishments, and believe we are well positioned for operational and financial growth in 2019, we are also mindful that we did not achieve all of our internal targeted measures of financial performance for 2018. In Canada, the accelerated transition from Single-Pay to Open-End loans in Ontario was dilutive to Canadian earnings in the near term. Our U.S. segment also did not fully achieve targeted levels of performance primarily because of higher than forecasted net charge-offs for our credit services organization and Open-End products. Finally, our U.K. segment did not achieve its financial performance measures due to elevated customer redress claims.

The Compensation Committee is satisfied that, on balance, the design, implementation and execution of our executive compensation programs resulted in appropriate compensation for actual performance versus targeted levels of performance. In summary, we set aggressive corporate financial objectives and did not pay for less than complete achievement against those objectives. Accordingly, our executive officers, including our named executive officers, did not receive any short-term (cash) incentive compensation for performance in 2018.

Overview of our Executive Compensation Programs

We target the elements of our compensation programs to provide employees, including our named executive officers, with compensation intended to reward them for performance.

The principal components of our executive compensation programs are (i) base salary, (ii) a short-term (annual) cash incentive program based on corporate and personal performance and (iii) a long-term incentive compensation program consisting of cash and restricted stock units for 2018 and only restricted stock units beginning in 2019. In connection with our IPO in 2017, we made a one-time restricted stock unit grant to our named executive officers which represented both their long-term incentive awards for 2017 and 2018 and an additional award in recognition of their significant and sustained efforts during the IPO process.

A primary goal of our company-wide compensation programs is to maintain an appropriate cost structure while at the same time attracting, motivating and retaining talented employees at all levels. While we did not have a formal compensation policy in place prior to our IPO, it has been our practice to review market compensation levels and strive to set our executive compensation within a normal range compared to competitive companies, while aligning pay and performance. Further, we seek to provide our named executive officers with opportunities when they deliver successful results through the award of cash and grants of restricted stock units, which provide a strong link between our executive compensation programs and the interests of our stockholders.

We review and evaluate our compensation programs, practices and policies on an ongoing basis, and at least annually. We modify our compensation programs to address evolving best practices and factors we believe will motivate our employees, including named executive officers, to perform in the best interests of our stockholders. We have provided below some of the more significant practices and recent modifications:

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Base Salaries. The Board increased the base salaries of our named executive officers in 2018, other than for Mr. Thomas who received an increase in 2017 reflective of his position. The Board did not increase the base salaries of named executive officers in 2019.

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Performance-Based Approach. We pay our executive officers, including named executive officers, for performance. In that regard, short-term incentive compensation earned by named executive officers depends on achievement of specific, identified corporate financial and personal/department objectives. Our Chief Executive Officer was eligible to receive short-term incentive compensation based solely on achievement of certain corporate financial objectives. Our executive compensation programs for 2019 maintain this pay-for-performance approach.

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Short-Term (Annual) Incentive Compensation. Each of our executive officers, including our named executive officers other than our Chief Executive Officer, was eligible to receive an award for performance in 2018 based on attainment of adjusted EBITDA and personal/departmental objectives. Our Chief Executive Officer was eligible to receive an award based on attainment of adjusted EBITDA and revenue, less provisions for loan losses. We did not meet our adjusted EBITDA objective in 2018 and, thus, named executive officers received no short-term incentive compensation for performance in 2018. In 2019, we continue our pay-for-performance focus and continue to align all executive officers, including named executive officers, toward corporate financial objectives, namely net revenue and adjusted pre-tax income. We also have reduced the weighting of the personal/departmental objectives to 20% of total potential award and have increased the corporate financial objectives to 80% of total potential award, thereby further enhancing the alignment of interests between executive officers with our stockholders. Our Compensation Committee believes these are the most appropriate objectives at this time to align individual incentives with the creation of stockholder value.

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Long-Term Incentive Compensation. Long-term incentive compensation through equity awards continues to be an important component of the compensation for our executive officers, including our named executive officers. In 2018, our executive officers, including our named executive officers, were eligible to earn a target award equal to 50% of the award earned by such individual under our 2018 short-term incentive program, to be paid in cash and shares of restricted stock units, each subject to vesting over a three-year period. Because our executive officers did not earn an award under our short-term incentive compensation program for 2018 performance, executive officers were not eligible for a long-term incentive award for performance in 2018. We have changed our long-term incentive compensation program for 2019 to be more reflective of market and peer group practices. In 2019, our executive officers, including our named executive officers, received an award of restricted stock units based on a percentage of their annual base salary at time of grant, 50% of which will vest over three years and 50% of which will vest on the third anniversary of the grant if an identified performance objective is achieved. Our Compensation Committee reviews the types of equity awards used on an annual basis to determine the appropriate focus on stock price appreciation and retention, while continuing to maximize motivation and align executive officers with stockholder interests. We believe that our approach to long-term incentive compensation reflects these goals.

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No Excessive Executive Benefits or Perquisites. We do not provide our named executive officers with excessive executive benefit or perquisites, except that (i) our Chief Executive Officer is entitled to be reimbursed up to $25,000 annually for personal life insurance premiums, and (ii) we will split equally the costs for his use of private aircraft charters for flights taken for business purposes, up to an aggregate reimbursement of $125,000 per calendar year. In 2018, Mr. Gayhardt was reimbursed $25,000 for life insurance premiums and $17,339 for use of private aircraft charters for business use.

•

Stock Ownership Guidelines. Our new stock ownership guidelines for executive officers, including named executive officers, further align executive officer and stockholder interests. These individuals are required to beneficially own a number of shares of company common stock having a value as determined below:

Individual	Multiple

Chief Executive Officer	5x base salary
Other Section 16 Officers	2x base salary

The guidelines require these individuals to retain 50% of the equity we grant to them (net of applicable taxes) until the guidelines are achieved. Individuals have five years from the date they become subject to the guidelines to meet these ownership levels. As of January 1, 2019, all named executive officers exceeded the applicable ownership requirements.

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Double Trigger Change in Control Agreements. Our named executive officers will receive specified payments in the event of a change in control of our company. The payments are considered “double trigger,” that is, an individual will only be entitled to a change in control payment if the company has experienced a change in control and a qualifying termination occurs following such change in control.

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No Speculative Transactions. Key personnel, including our named executive officers, are prohibited from engaging in any speculative transactions in company securities, including short sales, trading in market options or any other kind of derivatives related to our securities, holding our securities in a margin account, pledging our securities as collateral for a loan or engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts.

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Limit on Incentive Awards. The maximum potential payout to named executive officers under our short-term incentive compensation program for 2019 is limited to 175% of target for our Chief Executive Officer and, for our other named executive officers, 105% of target (for net revenue) and 110% of target (for adjusted pre-tax income).

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No Tax-Gross Ups for Change in Control. We do not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer may owe in connection with a change in control.

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Compensation Risk Assessment. Our Compensation Committee annually reviews and approves our compensation strategy, which includes a review of compensation-related risk management. In its review, the Compensation Committee analyzes our compensation programs for all employees, including short- and long-term incentive compensation. The Compensation Committee does not believe that our compensation programs encourage excessive or unnecessary risk-taking.

•	Independent Compensation Committee. Our Compensation Committee is comprised solely of independent directors as defined by NYSE and SEC rules and our director independence standards.

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Independent Compensation Consultant. The Compensation Committee has directly retained a compensation consultant, who has performed no other consulting or other services for our company. Our Compensation Committee has evaluated the independence of its compensation consultant and determined that the consultant can provide independent and objective advice and its engagement does not present any conflicts of interest.

This Compensation Discussion and Analysis describes the compensation of our “named executive officers” during 2018, unless we note otherwise:

•	Don Gayhardt, President, Chief Executive Officer and Director

•	Roger Dean, Executive Vice President, Chief Financial Officer and Treasurer

•	William Baker, Executive Vice President and Chief Operating Officer

•	Terry Pittman, Executive Vice President and Chief Information Officer

•	Vin Thomas, Chief Legal Officer and Corporate Secretary

Compensation Committee’s Role in Establishing Executive Compensation

Our Compensation Committee reports to our Board on all compensation matters for our executive officers, including our named executive officers. You may learn more about the Compensation Committee’s responsibilities by reading the Compensation Committee’s charter, which is available in the “Corporate Governance” section on the “Investors” page of our website at www.curo.com.

The Compensation Committee annually reviews and approves the compensation of our named executive officers, other than our Chief Executive Officer, and annually reviews and makes recommendations to the full Board regarding the compensation of our Chief Executive Officer. A majority of the independent directors of the full Board must approve the compensation of our Chief Executive Officer. Key responsibilities of our Compensation Committee are to:

•	ensure our executive officers are fairly compensated based upon our financial and operational results and their individual contributions to our profitability;
•	make executive compensation decisions that support our compensation philosophy and strategic objectives and that align with the interests of our stockholders; and
•	assess the risks associated with our executive compensation programs.

Role of our Chief Executive Officer in Establishing Compensation

Within the framework of our executive compensation programs, our Chief Executive Officer recommends to the Compensation Committee the level of base salary, short- and long-term incentive compensation and other compensation components for executive officers who report directly to him, including the other named executive officers. The Chief Executive Officer’s recommendations are based upon his assessment of the compensation factors applicable to each named executive officer, each individual’s responsibilities and contributions to our financial and operational results and the individual’s potential for contributions to our future growth, in light of market practices (including those of our peer group). Our Chief Executive Officer considers these compensation factors both objectively and subjectively, and no single factor is determinative.

The Compensation Committee discusses these recommendations with the Chief Executive Officer before setting the compensation for each named executive officer, other than the Chief Executive Officer. The Compensation Committee, however, ultimately determines all compensation for named executive officers other than the Chief Executive Officer, whose compensation is determined by the independent directors of the full Board. Our Chief Executive Officer generally attends the Compensation Committee meetings but is not present when matters regarding his compensation and performance are discussed.

Advisory Vote on Executive Compensation

We were not required to hold an advisory stockholder vote on executive compensation (“say-on-pay”) in 2018 due to our status as an emerging growth company. Given our transition out of that status later in 2018, we are required to hold a non-binding advisory stockholder vote to determine the frequency of our say-on-pay vote at the Annual Meeting. Regardless of the outcome of the frequency vote, we also will hold a non-binding advisory say-on-pay vote at our annual meeting of stockholders in 2020. Following the results of the say-on-pay vote at our annual meeting of stockholders in 2020 and going forward, we intend to consider the outcome of the advisory say-on-pay vote when making future compensation decisions for our named executive officers.

Compensation Objectives

We design and manage our compensation programs to align with our overall business strategy and to create value for our stockholders. We believe it is important that our compensation programs, in addition to attracting, motivating and retaining talented individuals:

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Are linked to performance. All of our named executive officers are eligible to receive short-term (annual) and long-term incentive compensation. We select performance goals that, to the extent achieved, we believe will facilitate the long-term profitable growth of our company and, thus, contribute to long-term value for our stockholders. We believe that the link between compensation and corporate performance motivates and rewards employees, including named executive officers, for achieving and exceeding performance goals, without encouraging excessive risk-taking.

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Align the interests of our named executive officers with those of our stockholders. Our annual corporate and personal performance objectives are intended to drive the creation of long-term stockholder value. Long-term incentive compensation (restricted stock units) generally vest over three years and the value of the awards increases or decreases based on changes in the price of our common stock over time. Given the wealth creation opportunities (if performance objectives are met) that are inherent in awards of restricted stock units, we believe that our long-term incentive compensation program appropriately aligns the interests of our named executive officers with that of our stockholders.

Compensation Consultant and Benchmarking

In connection with our 2018 compensation programs, and in preparation for our 2019 compensation programs, the Compensation Committee engaged McLagan Consulting, part of Aon plc (“McLagan”), to provide an analytical review and assessment of our executive compensation programs, including compensation paid to our non-employee directors, and to make recommendations to the Compensation Committee regarding the programs. McLagan did not provide any other consulting services to us in 2018 or 2019.

The Compensation Committee sought the views and guidance of McLagan regarding market trends for executive compensation and analysis of specific compensation program components. McLagan provided information comparing direct compensation for our named executive officers to market data from a group of peer companies (as listed below) as well as other broader-based survey sources. “Direct compensation” encompassed base salary, short-term (annual) incentive compensation and long-term incentive compensation in the form of cash and/or equity grants.

Based on McLagan’s recommendation and with input from members of the Board, we used the peer companies identified below to evaluate the 2018 and 2019 compensation levels for our named executive officers. Consistent with standard practices, due to the varying sizes of the companies included in the peer group, McLagan used statistical analysis to adjust the market compensation data to appropriately reflect our relative annual revenue. The peer group includes companies that capture some combination of the uniqueness of our business, customers, industry, technology or regulatory environment. Our peer group currently consists of:

Aaron’s, Inc.	Fair Isaac Corporation

Conn’s, Inc.	FirstCash, Inc.

CoreLogic, Inc.	Green Dot Corporation

Credit Acceptance Corporation	H&R Block, Inc.

Elevate Credit, Inc.	MoneyGram International, Inc.

Encore Capital Group, Inc.	OneMain Holdings, Inc.

Enova International, Inc.	PRA Group, Inc.

EZCORP, Inc.	World Acceptance Corporation

While we believe it is important to maintain peer group stability from year-to-year, it is also important to re-examine our peer group each year to address changes that have occurred or to improve market comparability. As such, on the recommendation of McLagan, we removed Bankrate Inc. from our peer group for purposes of our 2018 executive compensation programs as it had previously been acquired.

Our Compensation Committee considered the market compensation data provided by McLagan, the experience level of each named executive officer and the responsibilities associated with a particular named executive officer’s role as multiple reference points in evaluating the compensation components and aggregate compensation package for each of the named executive officers. For individual named executive officers, we have not historically targeted specific peer group percentile levels.

Principal Elements of Executive Compensation

Our Compensation Committee reviews and approves our executive compensation elements annually or more frequently as may be appropriate.

The components of our executive compensation programs, the primary purpose of each component and the form of compensation for each component are described in the following table:

Component	Primary Purpose	Form of Compensation
Base Salary	Provides base compensation for day-to-day performance of job responsibilities	Cash

Short-Term (Annual) Incentive Compensation	Motivates and rewards the achievement of annual corporate and personal/department strategic objectives	Cash

Long-Term Incentive Compensation

•  Provides incentive compensation for achievement of long-term performance results, focused on retention and motivation, and aligns the financial interests of our named executive officers with the interests of our stockholders

•  Discourages excessive risk taking

•  Fosters a focus on long-term company performance and success

• For 2018, a potential combination of restricted stock units and cash contributions to our Non-Qualified Deferred Compensation Plan • For 2019, restricted stock units

Leadership Bonuses

Discretionary award that encourages retention of key talent (including named executive officers) through the recognition of exceptional contributions. We did not award a leadership bonus to any named executive officer in 2018

Cash

Principal Components of our Executive Compensation Programs

Compensation for Named Executive Officers

Given our status as a new public company, our Compensation Committee, with input from our Chief Executive Officer and McLagan, determined it was appropriate to maintain the structure of our executive compensation programs for 2018 as had existed prior to our becoming a public company. This approach allowed the Compensation Committee additional time to consider our executive compensation programs in light of market practices in place at competitive companies for subsequent years.

Following this review, our Compensation Committee, with input from our Chief Executive Officer and McLagan, made changes to our 2019 executive compensation programs to better align our programs with market practices and those of our peer group.

Base Salary

Base salary is the only fixed component of our named executive officers’ total compensation package. Our annual salary review process is based on our overall annual budget guidelines as well as individual performance, internal equity and an internal assessment of the impact of specific roles.

Annual Performance Appraisal. All employees, including named executive officers, undergo an annual performance appraisal. The employee’s performance for the prior year is evaluated by his or her direct manager.

Our Chief Executive Officer reviews the performance of each named executive officer, which includes the individual’s overall responsibilities, specific operational goals and objectives, results and tenure in the particular position. The Chief Executive Officer uses his judgment in assessing those factors in both a quantitative and qualitative manner. This appraisal guides the Chief Executive Officer’s recommendation for each named executive officer’s salary increase. Our Board made the final determination of each named executive officer’s base salary for 2018.

With respect to the performance assessment of our Chief Executive Officer, the full Board reviews his performance against predefined objectives and determines his salary.

2018 and 2019 Base Salaries. After due consideration of individual, company and market dynamics discussed above, the Compensation Committee approved and/or recommended salary increases of 3% in 2018 for our named executive officers, including our Chief Executive Officer (whose base salary was approved by the full Board), as set forth in the table below. Given that we did not meet all of our corporate financial objectives in 2018, the Compensation Committee, in consultation with the Chief Executive Officer, did not increase base salaries of named executive officers for 2019.

Name	2017 Base Salary ($)	2018 Base Salary Increase (%)	2018 and 2019 Base Salary ($)
Don Gayhardt	$760,000	3.0%	$782,800
Roger Dean	457,600	3.0%	471,328
William Baker	550,000	3.0%	566,500
Terry Pittman	422,300	3.0%	434,969
Vin Thomas	371,131	—(1)	374,850

(1)

Mr. Thomas received a 5% salary increase in March 2017 reflective of his position (from $357,700 to $374,850) and a onetime grant of stock options as reflected in “Executive Compensation–Grants of Plan-Based Awards” below. Given this mid-year increase in base salary in 2017, Mr. Thomas did not receive an increase in his base salary in 2018.

Short-Term (Annual) Incentive Compensation

Our named executive officers (and, beginning in 2019, Mr. Gayhardt) participate in our annual short-term incentive program and are eligible to earn an annual cash award based on achievement of certain corporate financial and personal/department objectives. In 2018, Mr. Gayhardt was eligible to receive an annual cash award based on achievement of certain corporate financial objectives under the terms of his employment agreement, which is described below.

Our Compensation Committee believes short-term incentive compensation opportunities for named executive officers should be competitive with incentive compensation at comparable companies of similar size and companies with whom we compete for exceptional talent. Our corporate financial objectives are based on our annual financial plan approved by the Board. The personal/ department objectives vary for each named executive officer and are measured on a discretionary basis rather than being truly formulaic. Examples of objectives that could be considered for short-term incentive awards include: implementation and success of a special project, development of team members, demonstrated leadership of a special initiative, expense reduction initiatives, risk management mitigation and working successfully across functions and departments. These objectives will vary from year-to-year depending on our strategic plan and company objectives, but all are developed with a goal of supporting the corporate financial objectives.

This approach ensures alignment and focus among named executive officers around the attainment of corporate financial objectives. The Compensation Committee considers each named executive officer’s performance, experience level and potential to impact our short-term performance when setting an individual’s annual incentive compensation opportunity.

Our Compensation Committee approves awards to named executive officers, other than Mr. Gayhardt, and reviews results achieved compared to corporate objectives. The Board (excluding Mr. Gayhardt) approves any award to Mr. Gayhardt after receiving the recommendation of our Compensation Committee.

2018 Short-Term Incentive Program. Our Board approved the 2018 short-term incentive program (the “2018 STIP”) which provided participants award opportunities, including named executive officers other than Mr. Gayhardt whose annual incentive compensation eligibility was included in his employment agreement as described below, solely on the basis of achievement of the following criteria:

•

adjusted EBITDA (50% of potential award), a non-GAAP financial measure, which we define as earnings before interest, taxes, depreciation and amortization plus or minus certain non-cash and other adjusting items, and

•	personal/department performance objectives (50% of potential award)

The table below sets forth the potential target level, expressed as a percentage of base salary, and award for each named executive officer as approved by the Board under the 2018 STIP (other than Mr. Gayhardt, whose potential 2018 target and maximum level and awards were set forth in his employment agreement). In setting the potential annual incentive award opportunity each named executive officer could earn at the target performance level, the Board considered the experience, responsibilities and performance of the named executive officer. Named executive officers were not entitled to an award based on achievement of a threshold level and other than Mr. Gayhardt, named executive officers were not entitled to additional compensation for achievement beyond target performance of either corporate or personal/departmental objectives.

Under his employment agreement, Mr. Gayhardt was eligible to earn short-term incentive compensation as follows: (i) an award equal to 75% of his base salary if the following objectives are met: (a) revenue, less provision for loan losses and (b) adjusted EBITDA, and (ii) an additional award equal to 3% of his base salary multiplied by the number of percentage points by which our actual adjusted EBITDA for such calendar year exceeded the adjusted EBITDA target established by our Board, up to a maximum of 60% of base salary if our revenue objective was achieved. Any award earned by Mr. Gayhardt would be prorated through his last date of employment if we terminated him without cause.

Our adjusted EBITDA for the year ended December 31, 2018 was approximately $217.8 million and our adjusted EBIDTA objective for purposes of the 2018 STIP was approximately $255.0 million. For purposes of Mr. Gayhardt’s potential award, our revenue for the year ended December 31, 2018 was approximately $1,094 million and our revenue objective was approximately $1,062 million. Given that we did not achieve the adjusted EBITDA objective, no awards were paid to named executive officers for the corporate financial objective portion of the 2018 STIP. In addition, the full Board, in consultation with the Chief Executive Officer, determined that no awards under the 2018 STIP would be made to named executive officers even if personal objectives were achieved, given that we did not meet our corporate financial objective of adjusted EBITDA (Mr. Gayhardt was only eligible to receive an award if both the revenue and adjusted EBITDA objectives were met). This decision to not pay annual incentive compensation to named executive officers further demonstrates the Board’s commitment to align interests of our named executive officers with those of our stockholders.

Name	At Target (%)	At Target ($)	At Maximum (%)	At Maximum ($)	Total 2018 STIP Award Earned ($)
Don Gayhardt	75%	$570,000	135%	$1,026,000	—
Roger Dean	50%	228,800	—	—	—
William Baker	50%	275,000	—	—	—
Terry Pittman	50%	211,150	—	—	—
Vin Thomas	50%	187,425	—	—	—

2019 Short-Term Incentive Program. After a fulsome review of market and peer group practices, the Compensation Committee approved our 2019 short-term incentive program (the “2019 STIP”), which retains both corporate financial and personal/department objectives, but changes the makeup and allocation of the objectives as well as includes both threshold and “stretch” award opportunities. Under the 2019 STIP, award opportunities for participants, including all named executive officers, are based solely on achievement of the following criteria:

•	net revenue (40% of potential award),

•	adjusted pre-tax income (40% of potential award), a non-GAAP financial measure, which we define as income, plus or minus certain non-cash and other adjusting items, and

•	personal/department performance objectives (20% of potential award)

The table below sets forth each of the potential threshold, target and maximum levels, expressed as a percentage of base salary, and potential awards for each named executive officer as approved by the Compensation Committee under the 2019 STIP (or, in the case of Mr. Gayhardt, the Board). Awards for the corporate financial objectives will be calculated on a pro-rata basis between the threshold and maximum thresholds. Participants, including named executive officers, are eligible for the portion of the 2019 STIP award based on personal/departmental objectives only if the minimum threshold performance level is achieved for either net revenue or adjusted pre-tax income.

In setting the potential annual incentive award opportunity that each named executive officer could earn at the target performance level, the Board considered market practices (including those of our peer group), as well as the experience, responsibilities and performance of the named executive officer. Participants must be employed for the entire performance period, except as otherwise provided in an employment agreement between the participant and us, to receive any payment under the 2019 STIP.

Name	At Threshold (%)(1)	At Threshold ($)	At Target (%)	At Target ($)	At Maximum (%)(2)	At Maximum ($)
Don Gayhardt(3)	50%	$ 391,400	125%	$ 978,500	175%	$ 1,369,900
Roger Dean	36%	169,678	90%	424,195	126%	593,873
William Baker	36%	203,940	90%	509,850	126%	713,790
Terry Pittman	36%	156,589	90%	391,472	126%	548,061
Vin Thomas	36%	134,946	90%	337,365	126%	472,311

(1)

For named executive officers, partial awards starting at achievement of 95% of target (for net revenue) and achievement of 90% of target (for adjusted pre-tax income) can be earned for each objective based on achievement between the threshold and target levels.

(2)

For named executive officers, maximum awards for achievement of up to 105% of target (for net revenue) and 110% of target (for adjusted pre-tax income) can be earned for each objective based on achievement between the target and maximum levels.

(3)	Beginning in 2019, Mr. Gayhardt will participate in our annual short-term incentive program, which will replace and supersede the bonus opportunities set forth in his employment agreement.

Our Compensation Committee believes that the changes made to our short-term incentive program as reflected in the 2019 STIP reinforce an even stronger and more transparent linkage between incentive compensation earned and clearly defined and quantifiable financial and non-financial metrics, while also limiting the use of discretion in determining award amounts. The 2019 STIP increases the corporate financial objectives allocation from 50% to 80%, while reducing the personal/departmental objectives from 50% to 20%. The net revenue objective balances top-line revenue growth with appropriate management of credit risk, which we believe is a primary indicator of our long-term ability to drive stockholder value. The adjusted pre-tax income objective focuses on bottom line financial performance, which we believe is most directly tied to stockholder value on a short-term basis.

Our Compensation Committee will review the structure and parameters of our short-term incentive plan annually in light of current corporate performance and objectives, industry conditions and other relevant factors. The Compensation Committee may make adjustments to the plan that it believes are necessary to align the short-term incentives with the appropriate corporate objectives for the next year.

Long-Term Incentive Compensation

Our Compensation Committee administers our long-term incentive compensation program and approves the amount of and terms applicable to grants and awards to named executive officers, other than grants and awards to our Chief Executive Officer, which a majority of independent members of our full Board approves. The Compensation Committee also may approve special grants to named executive officers, such as a grant to a new hire or for promotional purposes or in recognition of extraordinary contributions to our success.

Our Compensation Committee annually reviews long-term incentive levels for all named executive officers in light of long-term strategic and performance objectives, each named executive officer’s role within our company and current and anticipated contributions to our future performance. In determining the aggregate value of grants for an individual, the Compensation Committee considers market practices (including those of our peer group) and the individual’s position, responsibilities, tenure, performance and internal peer equity. Our Chief Executive Officer provides input regarding these decisions, except in the case of his own compensation.

The Compensation Committee seeks to approve annual grants in the first quarter, with the goal of making grants after the release of financial results for the previous year.

One-Time Equity Grants in Connection with our IPO. In December 2017, we made one-time retention grants of restricted stock units to each of our named executive officers at the time of our IPO as reflected in the table below. The values of these grants were determined in consultation with McLagan based on peer and market practices and were intended to both (i) augment the annual equity incentive awards for 2017 and 2018 under our annual long-term incentive compensation program and (ii) provide an additional award in recognition of each named executive officer’s increased duties and responsibilities as a result of our becoming a public company. Given the value of these equity awards, we did not make an additional equity award in 2018 (other than the grant of restricted stock units contributed to the Non-Qualified Deferred Compensation Plan for performance in 2017).

Name	Total Award Value ($)(1)	Number of Restricted Stock Units Granted (#)
Don Gayhardt	$ 3,419,990	244,285
Roger Dean	1,372,798	98,057
William Baker	1,649,998	117,857
Terry Pittman	1,266,888	90,492
Vin Thomas	1,124,550	80,325

(1)

The named executive officers (other than Mr. Gayhardt) received restricted stock unit grants equal to three times their then-current base salaries; Mr. Gayhardt received a grant equal to four and one-half times his then-current base salary. The restricted stock unit grants vest in equal increments over three years, with one-third vesting on each anniversary of December 7, 2017, the vesting commencement date.

Long-Term Incentive Compensation Program Following our IPO. In connection with our IPO, our Board determined that no further grants will be made under the 2010 Equity Plan and approved the 2017 Incentive Plan (the “2017 Incentive Plan”). The 2017 Incentive Plan is an omnibus plan, allowing for grants of various types of equity (including stock options, restricted stock, restricted stock units, stock appreciation rights and performance awards) and awards of cash to plan participants. In December 2017, the Board determined that restricted stock units would best align the interests of our named executive officers with those of our stockholders. The Compensation Committee has discretion to change the allocation of future equity awards for the named executive officers and will evaluate this periodically as appropriate.

2018 Long-Term Incentive Program. Participants in our 2018 long-term incentive program (“2018 LTIP”), including our named executive officers, were eligible to earn a target award equal to 50% of the award earned by such participant under the 2018 STIP. The award value under the 2018 LTIP was allocated as follows: two-thirds of the total award value was to be paid as a company cash contribution to our Non-Qualified Deferred Compensation Plan (described below) and one-third of the total award value was to be a grant of restricted stock units, both awards to vest ratably over three years. Given that our named executive officers did not earn an award under our 2018 STIP for performance in 2018, they were not eligible for a long-term incentive award under the 2018 LTIP.

2019 Long-Term Incentive Program. The Compensation Committee approved the 2019 long-term incentive program (the “2019 LTIP”) following its review of market and peer group practices. The Compensation Committee believes that the changes made to our long-term incentive compensation program in 2019 help to further align the interests of our named executive officers with those of our stockholders, Under the 2019 LTIP, our named executive officers received a grant of restricted stock units equal to a percentage of their annual base salary at the time of grant as follows:

Title	Value of LTIP Award
Chief Executive Officer	400% of current base salary
Chief Financial Officer and Chief Operating Officer	250% of current base salary
Other Named Executive Officers	100% of current base salary

The vesting schedule is as follows: (i) one-half of the award will vest ratably in annual installments over three years beginning on the first anniversary of the grant date (March 15, 2019) and (ii) one-half of the award will vest on the third anniversary of the grant date, if our relative three-year total stockholder return is at or above the 50th percentile of the total stockholder return of our defined peer group for the same period, provided that the named executive officer has been employed by us for the entire performance period.

The Compensation Committee believes that our compensation programs for named executive officers provide significant performance incentives that effectively align pay and performance. Specifically, the short-term (annual) incentive program provides incentives for achieving performance results and includes defined performance objectives. The long-term incentive compensation program rewards the achievement of established performance results and aligns the interests of the named executive officers with those of our stockholders. As these awards are subject to vesting requirements, they also serve as a retention device. The Compensation Committee believes that the executive compensation programs, in the aggregate, have provided a balanced and sufficient level of incentive and retention for the named executive officers.

Non-Qualified Deferred Compensation Plan

Our Non-Qualified Deferred Compensation Plan provides certain key employees with the opportunity to elect to defer base salary and performance-based compensation, which upon such election, will be credited to the participant’s deferred compensation account. Participant contributions are fully vested at all times. Each deferred compensation account will be notionally invested in one or more investment funds made available by us and selected by the participant. We may make discretionary contributions to the individual deferred compensation accounts, which amount, if any, will be determined annually by our Board.

Company contributions generally vest over three years, however, vesting with respect to company contributions made on behalf of each of our named executive officers will be accelerated upon a “disposition event.” A “disposition event” is defined as: (a) (i) the sale of all or substantially all of the assets of the company and its subsidiaries in a single transaction or series of related transactions whether by liquidation, dissolution, merger, consolidation or sale or (ii) the sale or other transfer of at least a majority of the outstanding shares of our common stock in a single transaction or a series of related transactions, in either case to any person who is not an affiliate of the company, or of a stockholder thereof, immediately prior to such transaction or transactions, or (b) the effective time of any merger, share exchange, consolidation or other business combination of the company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the securities of the company entitled to vote generally in the election of directors; provided, however, that such sale, transfer or other event described in (a) or (b) results in a change in the ownership or effective control, or a change in the ownership of a substantial portion of the assets, of the company within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”). Our IPO was not a disposition event under our Non-Qualified Deferred Compensation Plan.

A participant may pre-elect whether his or her vested deferred compensation account will be paid out in a lump sum or on a selected schedule following a participant’s separation from service. Messrs. Gayhardt, Baker and Thomas make elective contributions to our Non-Qualified Deferred Compensation Plan. Under the terms of our 2018 LTIP, named executive officers were eligible to receive an award of cash and restricted stock if the named executive officers earned an award under our 2018 STIP. Given that we did not make an award to named executive officers under the 2018 STIP for performance in 2018, no contributions were made in connection with the 2018 LTIP to the accounts of the named executive officers under the Non-Qualified Deferred Compensation Plan.

Benefits

Tax Qualified Retirement Plan and Other Benefits

We sponsor a retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Code (“401(k) Plan”), which is intended to meet the requirements of Section 401(k) of the Code. We match the employee contribution at a rate of 50% of the first 6% of compensation contributed to the plan. Employee contributions vest immediately. Employer contributions vest in full after an employee has been employed by us for three years. Each of Messrs. Dean, Baker, Pittman and Thomas contributes to our 401(k) Plan.

Our named executive officers are generally eligible to participate in our employee benefit plans, including medical, dental, vision, life, disability, health and dependent care flexible spending accounts and accidental death and dismemberment benefit plans, in each case on the same basis as all of our other employees. Executive employees are eligible for company-paid life insurance equal to two times base salary, up to a maximum benefit of $750,000, and company-paid long-term disability benefits equal to 60% of base salary, up to a maximum benefit of $15,000 per month.

No Excessive Executive Benefits or Perquisites

We do not provide our named executive officers with excessive executive benefits or perquisites. No named executive officers are entitled to such benefits, except that, under the terms of Mr. Gayhardt’s employment agreement, (i) he is entitled to be reimbursed up to $25,000 annually for personal life insurance premiums, and (ii) we will split equally the costs for his use of private aircraft charters taken for business purposes, up to an aggregate reimbursement of $125,000 per calendar year. In 2018, Mr. Gayhardt was reimbursed $25,000 for life insurance premiums and $17,339 for use of private aircraft charters for business purposes.

Other Compensation Policies and Practices

Stock Ownership Guidelines

In 2018, our Compensation Committee established stock ownership guidelines for executive officers as defined under Section 16 of the Exchange Act (including named executive officers), which further align their interests with those of our stockholders. The stock ownership guidelines apply to our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Information Officer, Chief Legal Officer and Chief Accounting Officer. These individuals are expected to acquire, and continue to hold during their term of employment with us, beneficial ownership of a number of shares of company common stock having a value equal to or greater than the following thresholds:

Position	Salary Multiple
Chief Executive Officer	5x base salary
Other Section 16 Officers	2x base salary

Company stock holdings that count toward meeting the ownership requirements include:

•

Shares owned directly, including through open market purchases or beneficially by the individual or the individual’s immediate family members residing in the same household (or through trusts for their benefit);

•	Restricted shares, including shares granted but not vested;
•	Shares issuable upon the settlement of restricted stock units (including units granted but not vested) subject only to time-based vesting; and
•	“In-the-money” value of vested stock options held by the individual

Individuals have five years to meet these ownership levels after the adoption date of the guidelines (October 23, 2018) or the date the individual is designated as subject to the guidelines, whichever is later. Until the ownership requirements are achieved, the individual must retain at least 50% of the number of shares awarded to the individual under company equity plans (regardless of the grant date), net of shares withheld or sold to satisfy applicable taxes. Whether an individual meets his or her ownership guideline is annually monitored by the Compensation Committee. As of January 1, 2019, all named executive officers exceeded the applicable ownership requirements.

Deductibility of Executive Compensation

Section 162(m) of the Code precludes us from taking a federal income tax deduction for compensation paid in excess of $1 million to our “covered employees” (which includes the Chief Executive Officer and our three other most highly-compensated executive officers, other than the Chief Financial Officer, for years prior to 2018). Prior to 2018 (and including tax years that began prior to January 1, 2018), this limitation did not apply to “performance-based” compensation. While the Compensation Committee has generally attempted to maximize the tax deductibility of executive compensation, the Compensation Committee believes that the primary purpose of our compensation programs is to support our business strategy and the long-term interests of our stockholders. Therefore, the Compensation Committee has maintained the flexibility to award compensation that may not be tax-deductible if doing so furthers the objectives of our executive compensation programs.

Following the tax changes in 2017, the exception to Section 162(m) for performance-based compensation was repealed for tax years beginning after December 31, 2017, subject to certain transition and grandfathering rules. In addition, the Chief Financial Officer is now included as a covered employee. Despite these new limits on the deductibility of performance-based compensation, the Compensation Committee continues to believe that a significant portion of our named executive officers’ compensation should be tied to our performance. Therefore, it is not anticipated that the changes to Section 162(m) will significantly impact the design of our compensation programs going forward.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and members of our Board who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We do not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer may owe as a result of the application of Sections 280G or 4999, and have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

No Speculative Transactions

Our key personnel, including our named executive officers, are prohibited from engaging in speculative transactions in company securities, including short sales, trading in market options or any other kind of derivatives related to our securities, holding our securities in a margin account, pledging our securities as collateral for a loan or engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts.

Employment Agreements

We have entered into a written employment agreement with each of our named executive officers which provides for initial base salary and annual cash bonus opportunity. Beginning in 2019, the annual cash bonus opportunity for each named executive officer will be reflected in our annual short-term incentive compensation program. In addition, each agreement provides the named executive officer with the opportunity to receive certain post-employment payments and benefits in the event of certain terminations of employment. Finally, these employment agreements prohibit the named executive officer from competing with us, recruiting or soliciting any of our employees, diverting our customers to a competitor or disclosing our confidential information or business practices.

For information on the specific terms and conditions of the employment agreements of the named executive officers, see “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table” below. For additional information on the post-employment compensation arrangements for named executive officers, as well as an estimate of the potential payments and benefits payable under these arrangements as of the year ended December 31, 2018, see “Potential Payments Upon Termination or Change in Control” below.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on this review and discussion, recommends that the Compensation Discussion and Analysis be included in the proxy statement and filed with the SEC.

Compensation Committee

Andy Frawley, Chairman

David Kirchheimer

Chris Masto

Karen Winterhof

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding compensation for our named executive officers for services rendered during 2018, 2017 and 2016:

Name and Principal Position	Year	Salary		Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total

Don Gayhardt	2018	$ 781,850		—	$ 170,989	—	—	$ 45,189	$ 998,028
President & CEO	2017	760,000		$ 3,935,567	3,419,990	$ 42,684	$ 1,026,000	344,613	9,528,854
	2016	726,458		461,884	—	11,453	555,788	229,443	1,985,026

Roger Dean(6)	2018	470,756		—	38,119	—	—	10,800	519,675
EVP, CFO & Treas.	2017	457,600		663,290	1,372,798	11,148	228,800	86,567	2,820,143

William Baker EVP & COO	2018	565,813		—	45,832	—	—	10,800	622,445
	2017	550,000		1,322,946	1,649,998	20,682	275,000	101,967	3,920,593
	2016	568,750	(7)	105,850	—	190,343	268,125	117,785	1,250,853

Terry Pittman EVP & CIO	2018	434,441		—	35,188	—	—	10,800	480,429
	2017	422,300		952,617	1,266,888	15,841	211,150	80,684	2,949,480
	2016	419,192		52,194	—	66,837	205,871	78,734	822,828
Vin Thomas(6)	2018	374,850		—	31,229	—	—	9,885	415,964
CLO & Corp. Secy.	2017	371,131		610,814	1,124,550	199,941	187,425	73,074	2,563,693

(1)

Amounts paid in 2017 include (i) the final installment of a bonus declared in 2013 in connection with a special dividend paid to our stockholders (for Messrs. Gayhardt, Baker and Pittman); (ii) bonuses paid in connection with our notes offering in November 2017 and other special bonuses declared in 2017 in connection with certain dividends paid to our stockholders (for all named executive officers); and (iii) leadership bonuses for Messrs. Dean and Thomas for significant and sustained contributions.

(2)

Represents the aggregate grant date fair value of restricted stock units granted in the years shown, calculated in accordance with FASB ASC Topic 718. We value restricted stock units based on the closing market price of our common stock reported on the NYSE on the various grant dates. For additional valuation assumptions, see Note 11 to our Consolidated Financial Statements for the fiscal year ended December 31, 2018. The values in this column may not correspond to the actual value that the named executive officer will realize at the time that the restricted stock units vest. These grants were made pursuant to our long-term incentive program whereby each named executive officer was eligible to earn a restricted stock unit award equal to one-third of 50% of the award earned by such individual under the short-term incentive program for the prior completed year. The restricted stock units vest ratably over three years beginning on the first anniversary of the grant date.

(3)

Represents the aggregate grant date fair value of stock options granted in the years shown, calculated in accordance with FASB ASC Topic 718. We value stock options using the Black-Scholes model. For additional valuation assumptions, see Note 11 to our Consolidated Financial Statements for the fiscal year ended December 31, 2018. The values in this column may not correspond to the actual value that the named executive officer will realize at the time that the stock options vest.

(4)

As we did not meet our adjusted EBITDA objective under our 2018 STIP, named executive officers did not earn incentive compensation for performance in 2018. For additional information regarding our short-term incentive program, see “Compensation Discussion and Analysis—Short-Term (Annual) Incentive Compensation” above. Awards earned pursuant to our long-term incentive program that are settled in cash in the form of employer contributions made to our Non-Qualified Deferred Compensation Plan are reported in the “All Other Compensation” column.

(5)

The amounts listed in this column for 2018 include the company’s matching contributions to the accounts of named executive officers under our 401(k) Plan; the company cost of long-term disability coverage; payments made by us for premiums on group life insurance policies; and, for Mr. Gayhardt, payments made by us for reimbursement of his individual life insurance policy and use of private aircraft charters for business purposes. Amounts reported for prior years also include company contributions made to our Non-Qualified Deferred Compensation Plan, pursuant to our long-term incentive program. For additional information, see “Compensation Discussion and Analysis—Long-Term Incentive Compensation” above.

Name	401(k) Match	LTD Coverage	Group Life Insurance Premiums	Individual Life Insurance Premium	Private Aircraft Charter for Business Use

Don Gayhardt	—	$ 1,770	$ 1,080	$ 25,000	$ 17,339

Roger Dean	$ 8,250	1,770	780	—	—

William Baker	8,250	1,770	780	—	—

Terry Pittman	8,250	1,770	780	—	—

Vin Thomas	7,035	1,770	1,080	—	—

(6)	In accordance with SEC guidance, only compensation information for the fiscal year in which each executive became a named executive officer is included in the Summary Compensation Table.
(7)

The amount reported includes a catch-up payment of $83,333 for an increase in Mr. Baker’s base salary from $400,000 to $500,000 that was effective on May 1, 2015, but not implemented until March 6, 2016.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards made to the named executive officers in 2018.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(5) ($)		Estimated Future Payouts Under Equity Incentive Plan Awards(5) ($)
Name	Award Type	Grant Date	Target ($)	Maximum(6) ($)	Target ($)	Maximum(6) ($)	All Other Stock Awards: Number of Shares of Stocks or Units (#)	Grant Date Fair Value of Stock Awards(7) ($)
Don Gayhardt	2018 STIP(1)		$ 570,000	$ 1,026,000	—	—	—	—
	2018 LTIP(2)		190,000	342,000	—	—	—	—
	2018 LTIP(3)		—	—	$ 95,000	$ 171,000	—	$ 95,000
	2017 LTIP(4)	2/5/2018	—	—	—	—	9,976	170,989
Roger Dean	2018 STIP(1)		228,800	—	—	—	—	—
	2018 LTIP(2)		76,267	—	—	—	—	—
	2018 LTIP(3)		—	—	38,133	—	—	38,133
	2017 LTIP(4)	2/5/2018	—	—	—	—	2,224	38,119
William Baker	2018 STIP(1)		275,000	—	—	—	—	—
	2018 LTIP(2)		91,667	—	—	—	—	—
	2018 LTIP(3)		—	—	45,833	—	—	45,833
	2017 LTIP(4)	2/5/2018	—	—	—	—	2,674	45,832
Terry Pittman	2018 STIP(1)		211,150	—	—	—	—	—
	2018 LTIP(2)		70,383	—	—	—	—	—
	2018 LTIP(3)		—	—	35,192	—	—	35,194
	2017 LTIP(4)	2/5/2018	—	—	—	—	2,053	35,188
Vin Thomas	2018 STIP(1)		187,425	—	—	—	—	—
	2018 LTIP(2)		62,475	—	—	—	—	—
	2018 LTIP(3)		—	—	31,238	—	—	31,238
	2017 LTIP(4)	2/5/2018	—	—	—	—	1,822	31,229

(1)

Represents the target value (and for Mr. Gayhardt, the target and maximum value) of annual cash incentive awards that could have been earned by each named executive officer under our 2018 STIP. Because we did not achieve our adjusted EBITDA objective under the 2018 STIP, named executive officers did not receive an award under the 2018 STIP for performance in 2018. For a discussion of our annual cash incentive program, see “Compensation Discussion and Analysis—Short-Term (Annual) Incentive Compensation” above.

(2)

Represents the target value (and for Mr. Gayhardt, the target and maximum value) of cash incentive awards that could have been earned by our named executive officers under our 2018 LTIP. Because we did not achieve our corporate objectives under the 2018 STIP, and because cash awards would be paid under the 2018 LTIP only if awards were earned under the 2018 STIP, named executive officers did not receive an award under the 2018 LTIP for performance in 2018. For a discussion of our long-term incentive program, see “Compensation Discussion and Analysis—Long-Term Incentive Compensation” above.

(3)

Represents the target dollar value (and for Mr. Gayhardt, the target and maximum dollar value) of restricted stock units that could have been granted to our named executive officers under our 2018 LTIP. Because we did not achieve our adjusted EBITDA objective under the 2018 STIP and no awards were made under that plan, and because awards would be earned under the 2018 LTIP only if awards were earned under the 2018 STIP, named executive officers did not receive an award under the 2018 LTIP for performance in 2018. For a discussion of our long-term incentive program, see “Compensation Discussion and Analysis—Long-Term Incentive Compensation” above.

(4)

Represents restricted stock units granted in February 2018 under our 2017 LTIP. Restricted stock units vest in three equal annual installments beginning on the first anniversary of the grant date, subject to the holder’s continued employment through each vesting date.

(5)	There were no thresholds with respect to any amounts that could have been earned by our named executive officers with respect to their annual incentive awards for performance in 2018.
(6)

There was no maximum amount above the target amount that could have been earned by our named executive officers, other than Mr. Gayhardt, with respect to their annual incentive awards for performance in 2018.

(7)

The amounts reported for the 2018 LTIP represent the target value, which was the probable outcome of the performance conditions on the grant date. The amounts reported for the 2017 LTIP represent the grant date fair value of restricted stock units, calculated in accordance with FASB ASC Topic 718. We value restricted stock using the closing price of our common stock reported on the NYSE on the grant date. For additional valuation assumptions, see Note 11 to our Consolidated Financial Statements for the fiscal year ended December 31, 2018. The value in this column may not correspond to the actual value that the named executive officers will realize at the time that the restricted stock units vest.

Narrative to Summary Compensation Table and Grants of Plan-Based Award Table

Executive Employment Agreements

Certain of the compensation paid to our named executive officers reflected in the Summary Compensation Table was provided pursuant to employment agreements, which are summarized below. For a discussion of the severance pay and other benefits to be provided to our named executive officers in connection with a termination of employment and/or a change in control, see “—Potential Payments Upon Termination or Change in Control” below.

Don Gayhardt. Under the terms of his employment agreement, Mr. Gayhardt serves for an indefinite term, subject to earlier termination upon death, disability, a termination by us or Mr. Gayhardt’s resignation. Mr. Gayhardt is eligible for base salary increases (as approved by our Board) and is eligible to earn the following bonuses for each calendar year: (i) a bonus equal to 75% of his base salary if our (a) revenue, less provision for loan losses and (b) adjusted EBITDA objectives for the year are met, and (ii) an additional bonus in an amount equal to 3% of Mr. Gayhardt’s base salary multiplied by the number of percentage points by which our actual adjusted EBITDA for such calendar year exceeds the adjusted EBITDA objective established by our Board in the annual budget for the applicable fiscal year, up to a maximum of 60% of base salary if our revenue objective is achieved. Beginning in 2019, Mr. Gayhardt will participate in our annual short-term incentive program, which will replace and supersede the bonus opportunities set forth in his employment agreement.

In addition, Mr. Gayhardt is entitled to reimbursements up to $25,000 per year for personal life insurance premiums, and is eligible to participate in our non-qualified deferred compensation plan on terms consistent with other executives. Mr. Gayhardt’s agreement also provides that we will split equally the costs for his expenditures for private aircraft charters taken for business purposes, up to a maximum reimbursement of $125,000 in each calendar year. In 2018, Mr. Gayhardt was reimbursed $25,000 for life insurance premiums and $17,339 for use of private aircraft charters for business purposes. For a discussion of the benefits Mr. Gayhardt will receive in connection with a termination or change in control, see “—Potential Payments Upon Termination or Change in Control” below.

Employment Agreements of Messrs. Dean, Baker, Pittman and Thomas. Under the terms of their respective employment agreements, each of Messrs. Dean, Baker, Pittman and Thomas serves for an initial term of three years, with automatic renewals for additional one-year terms thereafter, unless terminated by either the named executive officer or us upon 45 days’ advance written notice prior to the expiration of the applicable term. Each individual is eligible for base salary increases (as approved by our Compensation Committee) and is eligible to earn an annual bonus in an amount equal to 50% of his base salary based on the satisfaction of performance criteria. Beginning in 2019, each individual’s annual bonus potential as a percentage of base salary will be set forth in our annual short-term incentive program, which will replace and supersede the bonus opportunities set forth in their individual employment agreements. For a discussion of the benefits each named executive officer will receive in connection with a termination or change in control, see “—Potential Payments Upon Termination or Change in Control” below.

Incentive Compensation

During 2018, each of our named executive officers was eligible to earn short-term (annual) and long-term incentive compensation. For a discussion of these awards, see “Compensation Discussion and Analysis—Short-Term (Annual) Incentive Compensation and –Long-Term Incentive Compensation” above.

Other Benefit Plans

Our named executive officers are eligible to participate in our Non-Qualified Deferred Compensation Plan. For additional information regarding this plan, see “Compensation Discussion and Analysis—Non-Qualified Deferred Compensation Plan” above. In addition, our named executive officers are eligible to participate in our employee benefit plans and our 401(k) Plan, each as described in “Compensation Discussion and Analysis—Benefits—Tax Qualified Retirement Plan and Other Benefits” above.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding equity awards to acquire shares of common stock held by each of our named executive officers as of December 31, 2018.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)

	2/5/2018	—	—	—	—	9,976	$94,672
	12/6/2017	—	—	—	—	162,857	1,545,513
Don Gayhardt	3/13/2017	6,984	3,492	$8.86	1/1/2027	—	—
	3/28/2016	8,028	—	3.39	1/1/2026	—	—
	5/7/2012	758,052	—	2.68	1/1/2022	—	—

Roger Dean	2/5/2018	—	—	—	—	2,224	21,106
	12/6/2017	—	—	—	—	65,372	620,380
	3/13/2017	1,824	912	8.86	1/1/2027	—	—
	4/28/2016	50,400	75,600	3.61	4/28/2026	—	—

	2/5/2018	—	—	—	—	2,674	25,376
	12/6/2017	—	—	—	—	78,571	745,639
William Baker	3/13/2017	3,384	1,692	8.86	1/1/2027	—	—
	6/30/2016	43,200	64,800	3.72	5/1/2026	—	—
	3/28/2016	4,968	—	3.39	1/1/2026	—	—
	10/24/2011	94,752	—	2.68	9/1/2021	—	—

	2/5/2018	—	—	—	—	2,053	19,483
	12/6/2017	—	—	—	—	60,328	572,513
Terry Pittman	3/13/2017	2,592	1,296	8.86	1/1/2027	—	—
	6/30/2016	14,400	21,600	3.72	5/1/2026	—	—
	3/28/2016	4,032	—	3.39	1/1/2026	—	—

	2/5/2018	—	—	—	—	1,822	17,291
	12/6/2017	—	—	—	—	53,550	508,190
	3/15/2017	9,000	36,000	8.86	3/15/2027	—	—
Vin Thomas	3/13/2017	2,184	1,092	8.86	1/1/2027	—	—
	3/28/2016	3,780	—	3.39	1/1/2026	—	—
	11/19/2014	57,600	14,400	6.41	8/28/2024	—	—

(1)

All unexercisable options become exercisable on the vesting date. For the options listed in the table immediately below, options vest in five equal annual installments beginning on the following vesting commencement dates:

Grant Date	Vesting Commencement Date

November 19, 2014	August 28, 2014
June 30, 2016	May 1, 2016
April 28, 2016	April 28, 2016
March 15, 2017	March 15, 2017

For option grants in 2016 and 2017, options vest in three equal annual installments beginning on December 31st of the grant year.

(2)	The option exercise price for grants made prior to our IPO reflects the 36-for-1 stock split approved by our Board on November 7, 2017, in connection with our IPO.
(3)	Restricted stock units generally vest annually in three equal installments beginning on the first anniversary of the grant date.

(4)

We calculated the market value of the restricted stock unit grants by multiplying the number of shares underlying the grant by $9.49, the closing price of our common stock on December 31, 2018, which was the last date in 2018 on which our common stock was traded.

Option Exercises and Restricted Stock Units Vested in 2018

The following table provides information with respect to option exercises and restricted stock units that vested during 2018:

	Option Awards		Restricted Stock Unit Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Don Gayhardt	—	—	81,428	$ 990,979

Roger Dean	—	—	32,685	397,776

William Baker	56,844	$ 1,728,235	39,286	478,111

Terry Pittman	151,596	3,619,847	30,164	367,096

Vin Thomas	—	—	26,775	325,852

(1)

The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the closing price of our common stock on the exercise date.

(2)	The value realized on the vesting of restricted stock units is equal to the number of restricted stock units vested multiplied by the closing price of our common stock on the vesting date.

Non-Qualified Deferred Compensation

The following table sets forth information for certain non-qualified deferred compensation plan benefits provided to our named executive officers as of December 31, 2018 pursuant to our Non-Qualified Deferred Compensation Plan. For a description of the material features of this plan, see “Compensation Discussion and Analysis—Non-Qualified Deferred Compensation Plan.”

Name	Executive Contributions in 2018 ($)(1)	Registrant Contributions in 2018 ($)(2)	Aggregate Earnings in 2018 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 2018 Year End ($)(3)(4)

Don Gayhardt	$ 307,800	$ 342,000	$ (204,230)	—	$ 2,894,768

Roger Dean	—	76,266	(5,353)	—	127,932

William Baker	112,372	91,666	(19,670)	—	567,168

Terry Pittman	—	70,383	2,231	—	168,957

Vin Thomas	147,484	62,475	(52,372)	—	523,920

(1)

Executive contributions are also included under the “Salary” column in “—Summary Compensation Table” above. Executive contributions are made under the provisions of the Non-Qualified Deferred Compensation Plan and are deferred in accordance with participants’ elections pursuant to the terms of the plan.

(2)

This column represents company contributions made pursuant to our 2017 LTIP in February 2018 but earned in 2017. These amounts are included under “—Summary Compensation Table—All Other Compensation” above for 2017. Company contributions generally vest over three years.

(3)

This column includes contributions made pursuant to our long-term incentive compensation program in February 2018 but earned in 2017. The vested portions of the aggregate balances were as follows: Mr. Gayhardt: $2,616,548; Mr. Dean: $61,122; Mr. Baker: $477,287; Mr. Pittman: $98,152; and Mr. Thomas: $465,954. For additional information regarding our Non-Qualified Deferred Compensation Plan, see “Compensation Discussion and Analysis—Non-Qualified Deferred Compensation Plan” above. All vested contributions are paid out in a lump sum upon a separation of service.

(4)

The amounts set forth in the aggregate balance include the amounts reported in the “Executive Contributions in 2018” and “Registrant Contributions in 2018.” In addition, the aggregate balance includes the following amounts previously included in “—Summary Compensation Table” above for prior years: Mr. Gayhardt: $2,104,833; Mr. Dean: $48,302; Mr. Baker: $323,022; Mr. Pittman: $95,957; and Mr. Thomas: $298,063.

Potential Payments Upon Termination or Change in Control

The following summarizes the potential payments and benefits that we would provide to our named executive officers in connection with a termination of employment and/or a change in control.

Severance Benefits

Each of our named executive officers has an employment agreement which provides for certain payments in the event of termination of employment or in connection with a change in control. We believe that the interests of our stockholders are best served if the interests of our named executive officers are aligned with them in the event of a change in control. Providing change in control benefits are intended to eliminate, or at least reduce, the reluctance of these named executive officers to pursue potential change in control transactions that may be in the best interests of our stockholders. Any deferred compensation that becomes payable following a termination of employment is subject to a six-month delay to the extent required by law. None of the named executive officers, including our Chief Executive Officer, are entitled to any tax gross-up for the payment of Section 280G excise taxes.

Don Gayhardt. Mr. Gayhardt’s employment agreement provides that if his employment is terminated by us without “cause” or by him for “good reason” (each as defined in his employment agreement), subject to his timely execution of a release of claims, he would be entitled to: (i) continued payment of his base salary for a two-year period; (ii) any bonus earned for a completed calendar year, but not yet paid, payable at such times as bonuses are otherwise paid to executives; (iii) a pro-rated bonus for the year of termination (based on actual performance), payable at such times as bonuses are otherwise paid to executives; (iv) reimbursement for the cost of maintaining his personal life insurance premiums, up to $25,000 per year, for two years; and (v) continued participation in our benefit plans (excluding private aircraft charter reimbursements) for two years. Mr. Gayhardt’s agreement subjects him to an indefinite confidentiality provision, an inventions assignment provision and covenants not to compete with us or solicit our employees for two years following termination of employment.

Messrs. Dean, Baker, Pittman and Thomas. Each of the respective employment agreements with Messrs. Dean, Baker, Pittman and Thomas provide that if employment is terminated by us without “cause,” by the individual for “good reason” (each as defined in the employment agreement) or following a non-renewal of the term by us, subject to timely execution of a release of claims, the individual would be entitled to continued payment of his base salary for 12 months (and for Mr. Dean only, reimbursement for the cost of COBRA premiums for 12 months). The employment agreements also subject the individual to an indefinite confidentiality provision, an inventions assignment provision and covenants not to compete with us or solicit our employees during the 18-month period following termination of employment with us (other than for Mr. Thomas, whose covenants last for 12, rather than 18, months).

Vesting of Outstanding Equity Awards

All unvested outstanding options under our 2010 Equity Plan accelerate and become vested in the event of a “disposition event” prior to a termination of employment (which has the same definition as set forth in our Non-Qualified Deferred Compensation

Plan).

In the event of a change in control under our 2017 Incentive Plan, our Compensation Committee may, in its discretion, accelerate vesting of outstanding awards, cash-out outstanding awards or replace outstanding awards with a cash incentive program that preserves the value of the awards so replaced. With respect to any award that is assumed or substituted in connection with a change in control, the vesting, payment, purchase or distribution of such award will not be accelerated by reason of the change in control for any participant unless the participant’s employment is involuntarily terminated as a result of the change in control during the two-year period following the change in control.

Non-Qualified Deferred Compensation Plan

We maintain the Non-Qualified Deferred Compensation Plan, the material terms of which are described under “Compensation Discussion and Analysis—Non-Qualified Deferred Compensation Plan” above. Company contributions to the Non-Qualified Deferred Compensation Plan generally vest over three years, however, vesting with respect to company contributions made on behalf of a named executive officer will accelerate upon the occurrence of a “disposition event” as defined in “Compensation Discussion and Analysis—Non-Qualified Deferred Compensation Plan” above. Each vested deferred compensation account will be paid out in a lump sum upon a participant’s separation from service. Messrs. Gayhardt, Baker and Thomas contribute elective employee contributions to our Non-Qualified Deferred Compensation Plan.

The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of a (i) termination without cause or for good reason (for purposes of the table below, “Termination”), or (ii) a change in control. The amounts are calculated on the assumption that a termination and the change in control event took place on December 31, 2018.

					Non-Qualified	Accelerated
				Health	Deferred	Vesting of
		Cash	Bonus	Insurance	Compensation	Equity
		Payment	Payment	Coverage	Plan	Awards
Name		($)(1)	($)	($)(2)	($)	($)(3)
Don Gayhardt	Termination	$ 1,565,600	$ 1,174,200	$ 87,482	—	—
	Change in Control	—	—	—	$ 278,220	$ 1,642,385
Roger Dean	Termination	471,328	—	18,741	—	—
	Change in Control	—	—	—	66,811	1,086,589
William Baker	Termination	566,500	—	—	—	—
	Change in Control	—	—	—	89,882	1,145,977
Terry Pittman	Termination	434,969	—	—	—	—
	Change in Control	—	—	—	70,805	717,444
Vin Thomas	Termination	374,850	—	—	—	—
	Change in Control	—	—	—	57,965	593,200

(1)	Amounts in this column are based on each named executive officer’s base salary on December 31, 2018.
(2)

Amounts in this column are an estimate of the company portion of the COBRA premium cost for the level of coverage each named executive officer had as of December 31, 2018, and is based on approximate benefit costs for the fiscal year 2018. The amount reported for Mr. Gayhardt also includes the cost of maintaining his personal life insurance premiums for a period of two years (as described above).

(3)

For the value of accelerated vesting of equity awards, we determined the option spread and value of restricted stock units using a value of $9.49, the closing price of our common stock on December  31, 2018.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of three directors who are independent under rules of the NYSE, the Securities Exchange Act of 1934, as amended, and rules of the SEC, as applicable to audit committee members. The Audit Committee represents and assists the Board in fulfilling its oversight responsibility regarding (i) the integrity of the company’s financial statements and the financial reporting process; (ii) the systems of internal accounting and financial controls; (iii) the performance of the internal audit function and the independent registered public accounting firm; (iv) the qualifications and independence of the independent registered public accounting firm; (v) the annual independent audit of the company’s financial statements; (vi) the review of related party transactions; and (vii) compliance with legal and regulatory requirements.

The Audit Committee is directly responsible in its capacity as a committee of the Board of Directors for appointing, retaining, compensating, overseeing, evaluating and terminating (if appropriate) the company’s independent registered public accounting firm. The company’s management has primary responsibility for the financial statements and the financial reporting process, including the application of accounting and financial principles, the preparation, presentation and integrity of the financial statements and the systems of internal controls and other procedures designed to promote compliance with accounting standards and applicable laws and regulations. The company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the company’s financial statements with generally accepted accounting principles and for auditing the effectiveness of the company’s internal control over financial reporting.

The Audit Committee has taken steps to provide assurances regarding Audit Committee composition and procedures, the independence of the company’s independent registered public accounting firm and the integrity of the company’s financial statements and disclosures. These steps include: (i) reviewing the Audit Committee Charter; (ii) reviewing the Code of Business Conduct and Ethics; (iii) maintaining a procedure to allow employees, stockholders and the public to report concerns regarding the company’s financial statements, internal controls and disclosures through the Ethics Hotline; and (iv) reviewing procedures for the Audit Committee to pre-approve all audit and non-audit services provided by the company’s independent registered public accounting firm.

As part of its supervisory duties, the Audit Committee reviewed the company’s audited financial statements for the fiscal year ended December 31, 2018 and discussed those financial statements with the company’s management, internal auditor and independent registered public accounting firm, with and without management present. The Audit Committee also reviewed and discussed the following with the company’s management, the internal auditors and independent registered public accounting firm, with and without management present:

•	accounting principles and significant assumptions, estimates and matters of judgment used in preparing the financial statements;
•	revenue recognition and allowance for loan losses;
•	goodwill and other intangible assets;
•	impairment of assets;
•	income taxes;
•	stock-based compensation; and
•	system of internal control

The Audit Committee has discussed with the company’s independent registered public accounting firm the results of the independent registered public accounting firm’s examinations and the judgments of the independent registered public accounting firm concerning the quality, as well as the acceptability, of the company’s accounting principles and such other matters that it is required to discuss with the independent registered public accounting firm under applicable rules, regulations or generally accepted auditing standards, including the matters required to be discussed by the rules of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standards No. 16, Communications with Audit Committees. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence rules and has discussed its independence from the company and the company’s management with the firm, including a consideration of the compatibility of non-audit services with its independence, the scope of the audit and the scope of all fees paid to the independent registered public accounting firm during the year. After and in reliance upon the reviews and discussions described above, the Audit Committee recommended to the company’s Board of Directors that the audited financial statements for the fiscal year ended December 31, 2018 be included in the company’s Annual Report on Form 10-K for the year then ended that was filed with the SEC.

Audit Committee

Dale E. Williams, Chairman

Andrew Frawley

David Kirchheimer

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Grant Thornton has audited our financial statements since 2007. A representative of Grant Thornton is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to questions.

Stockholder ratification of the appointment of Grant Thornton as our independent registered public accounting firm is not required by our Bylaws or otherwise. Our Board of Directors, however, is submitting the selection of Grant Thornton to our stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain this firm. Even if the selection is ratified, the Audit Committee in its discretion may decide to appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Audit Fees

The following table shows the fees paid or accrued by us for the audit and other services provided by Grant Thornton for our fiscal years ended December 31, 2018 and 2017.

	2018	2017
	(In thousands)
Audit Fees(1)	$2,529,026	$2,100,970
Audit-Related Fees(2)	15,137	15,137
Tax Fees(3)	327,796	227,900
All Other Fees(4)	—	—

Total Fees	$2,871,959	$2,344,007

(1)

Fees related to the audit of our annual financial statements, including the audit of the effectiveness of internal control over financial reporting, reviews of the quarterly financial statements filed on Forms 10-Q, services provided in connection with statutory and regulatory filings or engagements. Fees for 2018 also relate to professional services rendered in connection with (i) our Registration Statement on Form S-1 on behalf of selling stockholders in May 2018 and (ii) our Offering Memorandum related to our 8.25% Senior Secured Notes in August 2018.

(2)

Fees for professional services for assurance and related services related to the performance of the audit or review of our consolidated financial statements which are not included under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.

(3)	Fees related to services performed in conjunction with tax compliance, tax advice and tax planning for federal, state and international jurisdictions.
(4)	Fees related to other services, none of which were performed in 2018 or 2017.

Auditor Independence

In the fiscal year ended December 31, 2018 and 2017, there were no other professional services provided by Grant Thornton that would have required our Audit Committee to consider their compatibility with maintaining the independence of Grant Thornton.

Approval of Audit and Permissible Non-Audit Services

Our Audit Committee has established pre-approval policies and procedures applicable to all services provided by our independent registered public accounting firm. In accordance with SEC rules, our pre-approval policy has two approaches to pre-approving audit and permitted non-audit services performed by our independent registered public accounting firm. Proposed services may be pre-approved pursuant to a policy approved by the Audit Committee that specifies particular types of service that are approved without further consideration by the Audit Committee (“class pre-approval”). If a particular type of service does not fall within the types of service that have class pre-approval, the service will require specific pre-approval by the Audit Committee before it is provided to us by our independent registered public accounting firm. For the fiscal year ended December 31, 2018, 100% of the fees associated with the independent registered public accounting firm services were pre-approved by the Audit Committee.

Your Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of
Grant Thornton LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER

ADVISORY VOTES ON EXECUTIVE COMPENSATION

We are asking our stockholders to vote on whether future advisory votes on executive compensation should occur every year, every two years or every three years. This vote on the frequency of future advisory votes on executive compensation is non-binding on the Board, and is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. Regardless of the outcome of this advisory vote, we are required to hold our first advisory vote on approving our executive compensation programs at our annual meeting of stockholders in 2020.

Rationale and Scope of Proposal

The advisory vote on frequency is distinct from the advisory vote on our named executives’ compensation (which we will first hold at our annual meeting of stockholders in 2020). This proposal deals with the issue of how often the advisory vote on executive compensation should be presented to our stockholders. In this regard, we are soliciting your advice as to whether the advisory vote on executive officer compensation should be presented at the annual meeting of stockholders every year, every two years or every three years. You may also abstain from voting.

After careful consideration, our Board believes that conducting the stockholder advisory vote on executive compensation every year is appropriate for the company and our stockholders at this time. In reaching its recommendation, our Board considered that an annual advisory vote allows the most frequent input from our stockholders.

Recommendation of the Board

For the reasons stated above, the Board unanimously recommends that the stockholders choose a one-year frequency for the non-binding stockholder vote to approve the compensation of our named executive officers.

Voting

This Proposal is non-binding on us and our Board. However, because the Board values the opinions of our stockholders, the Board intends to submit the resolution on executive officer compensation to a stockholder vote on a frequency that is consistent with the majority of the votes cast on this proposal.

Your Board unanimously recommends that you vote FOR holding the stockholder advisory vote on executive compensation every year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures for Approval of Related Person Transactions

We have a policy governing transactions with “related parties,” which generally means our executive officers, directors and nominees, any immediate family member or affiliated entity of the foregoing and any person (and his or her immediate family members and affiliated entities) or entity (including affiliates) that beneficially owns 5% or more of our outstanding common stock. Under our policy, the Audit Committee will approve the terms, arrangements and policies of, and provide ongoing oversight over, all transactions with a related party in which the amount involved exceeds $120,000. In conducting its initial and ongoing reviews, the Audit Committee will take into account, among other factors, the terms of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the related-party’s interest in the transaction, the qualifications and performance of the related party and other business considerations that would be applied to similar arrangements with unaffiliated parties. To perform its ongoing review of related party transactions, the Audit Committee will meet to discuss and review the relevant transaction at least once every 12 months. Under the policy, if we discover a related-party transaction that has not been approved, the Audit Committee will determine the appropriate action, including ratification, rescission or amendment of the transaction.

Other than as described below, in 2018 there were no related party transactions or series of similar transactions to which we have been a party.

Related Party Transactions

Services Provided by Ad Astra

Ad Astra Recovery Services, Inc. (“Ad Astra”) is our exclusive provider of third-party collection services for our U.S. operations. Each of our Founders owns a 1⁄3 interest in Ad Astra. Generally, once loans are between 91 and 121 days delinquent, we refer them to Ad Astra for collections. Ad Astra earns a commission fee equal to 30% of any amounts they successfully recover (as well as reimbursement for any third party legal work incurred in connection with its collection activities). We settle payments Ad Astra collects on our behalf, net of commissions payable to Ad Astra, on a one-month lag. The net amount receivable from Ad Astra was approximately $1.1 million at December 31, 2018 and the commission expense we paid to Ad Astra was approximately $13.8 million for the year ended December 31, 2018.

Operating Leases

We lease our corporate office, collection office and certain stores under agreements with Mr. Rippel, CDM Development LLC, Foresome Real Estate LLC, Summit Real Estate LLC and Dimensions Real Estate Group LLC. Mr. Rippel is a co-founder of the company, serves as our Executive Chairman of our Board and holds approximately 14.85% of our outstanding common stock. Each of our Founders owns a 1⁄3 interest in CDM Development LLC, a 1⁄4 interest in Foresome Real Estate LLC, a 1⁄5 interest in Summit Real Estate LLC and a 19% interest in Dimensions Real Estate Group LLC. The aggregate annual base rent under these agreements is approximately $3.5 million per year, and the leases have an average term of five years with two renewal options, each for an additional five-year term.

12.00% Senior Secured Notes Placement

In 2017, we issued $470.0 million aggregate principal amount of 12.00% Senior Secured Notes, $6.0 million of which were privately placed by us directly with Messrs. Rippel and McKnight. We redeemed the aggregate amount of notes in 2018 on the same terms for all investors.

Financial Planning and Analysis Consulting Services

Accordion Partners LLC provided financial planning and analysis consulting services to us in 2018 and 2019. The FFL Holders hold approximately 20.93% of our outstanding capital stock and own a minority stake in Accordion Partners. We paid approximately $105,000 in 2018 and $134,000 in 2019 to Accordion Partners, whose work has been completed.

Amended and Restated Investors Rights Agreement

In connection with our IPO, we entered into an amended and restated investors rights agreement with certain holders of our common stock, including the Founders and Freidman Fleisher & Lowe Capital Partners II, L.P. (and its affiliated funds) (collectively, the “principal holders”). Pursuant to the amended and restated investors rights agreement, we agreed to register the sale of shares of our common stock held by the principal holders under certain circumstances.

Demand Rights. At any time after 180 days from our IPO and subject to certain limitations, including those described below, any principal holder who beneficially owns at least 8% of our then-outstanding Common Stock may make a written request that we prepare and file a registration statement under the Securities Act of 1933 registering the offer and sale of shares of our common stock held by such principal holder. Once we are eligible to use a registration statement on Form S-3, any such demand registration may be for a shelf registration statement. Generally, we are required to file a demand registration statement on Form S-1 within 90 days of a written request and to file a demand registration statement on Form S-3 within 30 days of a written request.

We are not required to file any demand registration in which the amount of common stock to be registered has an anticipated aggregate public price of less than $10 million (in the case of a registration on Form S-1) or $5 million (in the case of a registration on Form S-3). In addition, we are not required to file a demand registration (i) on Form S-1 if we have already filed three registrations in response to a demand by such party or if we have filed a registration on Form S-1 in the prior 12 months, or (ii) on Form S-3 if we have filed a registration on Form S-3 in response to a demand by such party in the prior six months.

Piggyback Rights. Subject to certain exceptions, any time we propose to register any of our common stock for public sale, whether or not for our own account, we must notify each principal holder of such proposal and, if applicable, permit them an opportunity to include shares of their common stock in such registration.

Expenses. We will pay all reasonable expenses incident to our performance of the registration rights described above, including certain reasonable fees and disbursements (not including underwriting discounts and commissions).

Certain Conditions and Limitations. The registration rights described above are subject to certain conditions and limitations, including the right of the underwriters of an underwritten offering to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances.

Indemnification. In certain circumstances we will indemnify, to the extent permitted by law, each principal holder, and each underwriter, if any, and certain other persons against claims arising in connection with any prospectus or other similar or incident document, or any violation or alleged violation of applicable securities laws, rules or regulations by us in an offering that includes common stock being sold by a participating holder. Similarly, each such principal holder will, if common stock held by such principal holder is included in the securities to be registered, indemnify us, each underwriter, if any, each other principal holder and certain other persons, against similar claims arising in connection with and to the extent made in reliance upon and in conformity with written information furnished by such principal holder and stated to be specifically for use in any such prospectus or document.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and SEC regulations require our directors and executive officers and persons who own more than 10% of our outstanding common stock to file reports of ownership and changes in ownership of our common stock with the SEC. Directors, executive officers and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of copies of these reports or of written representations that no report was required to be filed, we believe that during 2018 all of our directors and executive officers filed the required reports under Section 16(a) on a timely basis.

ADDITIONAL INFORMATION

Stockholders List

A list of stockholders entitled to vote at the Annual Meeting will be available for review by our stockholders at the office of the Corporate Secretary of CURO Group Holdings Corp., located at 3527 North Ridge Road, Wichita, Kansas 67205, during ordinary business hours for the 10-day period before the Annual Meeting.

Director and Officer Indemnification

We indemnify our directors and named executive officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to us.

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2020 proxy statement and proxy card. Any such stockholder proposals must be submitted in writing to our Corporate Secretary no later than December 18, 2019.

You should address any stockholder proposals to the attention of the Corporate Secretary, CURO Group Holdings Corp., 3527 North Ridge Road, Wichita, Kansas 67205.

Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

Our Bylaws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8 under the Exchange Act, but is instead sought to be presented directly at the annual meeting, must be received by our Corporate Secretary at our executive offices in Wichita, Kansas not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except in certain circumstances. For the purposes of the annual meeting of stockholders in 2020, proposals submitted must be received between January 17, 2020 and the close of business on February 17, 2020. You should address all stockholder proposals to the attention of the Corporate Secretary, CURO Group Holdings Corp, 3527 North Ridge Road, Wichita, Kansas 67205, and include the information and comply with the requirements set forth in our Bylaws.

Our Bylaws set out specific requirements that the written notice of proposal must satisfy, including that the notice must set forth a brief description of the business desired to be brought at the annual meeting, the reasons for conducting such business at the meeting and other specific matters. In addition, our bylaws require that the written notice include information about the proposing stockholder including, among other things, the name, address, class and number of our shares that are owned beneficially and of record, any relevant agreements, arrangements or understandings between the stockholder and any affiliates or associates and any arrangements having the effect of mitigating a decrease in our share price or affecting the voting power of the stockholder, including derivative positions.

Copies of the provisions of our Bylaws applicable to stockholder nominations and proposals will be forwarded to any stockholder upon written request.

Solicitation of Proxies

We will pay the expenses of solicitation of proxies for the Annual Meeting. Solicitations may be made in person or by telephone by our officers and employees or by nominees or other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by the nominees or other fiduciaries. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of our common stock. We have engaged Georgeson Inc. at an estimated cost of $11,000, plus expenses and disbursements, to assist in solicitation of proxies.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of our common stock, your broker, bank or other nominee may only deliver one copy of this Proxy Statement and our 2018 Annual Report to multiple stockholders who share an address, unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our 2018 Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and 2018 Annual Report, now or in the future, should submit this request in writing to Corporate Secretary, CURO Group Holdings Corp., 3527 North Ridge Road, Wichita, Kansas 67205, or by calling (316) 494-6500. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and who wish to receive a single copy of such materials in the future should make a request directly to their broker, bank or other nominee.

Electronic Access to Proxy Statement and Annual Report

Our Proxy Statement and our 2018 Annual Report are available at https://ir.curo.com/proxy-statement-2019. If you have not received or do not have access to the 2018 Annual Report, write to: Corporate Secretary, CURO Group Holdings Corp., 3527 North Ridge Road, Wichita, Kansas 67205, or call (316) 494-6500 and ask for the Corporate Secretary, and we will send you a copy at no charge.

CURO Group Holdings Corp 3527 N. Ridge Road Wichita, KS 67205

Phone: 316-722-3801 Email: IR@CURO.com

ANNUAL MEETING OF STOCKHOLDERS OF

CURO GROUP HOLDINGS CORP.

May 16, 2019

GO GREEN

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.astproxyportal.com/ast/21885

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

∎	20330400000000001000 0	051619

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES, “FOR” PROPOSAL 2 AND “1 YEAR” IN PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Chad Faulkner Class II Director O Andrew Frawley Class II Director O Karen Winterhof Class II Director		2. RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2019.		☐	☐	☐
			3. Approval of an advisory resolution approving the frequency of advisory votes on the compensation of our named executive officers.	1 YEAR ☐	2 YEARS ☐	3 YEARS ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposal 2 and “1 Year” in Proposal 3.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

			MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.				☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

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Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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CURO GROUP HOLDINGS CORP.

Proxy for Annual Meeting of Stockholders on May 16, 2019

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints David Strano and Vin Thomas and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of CURO Group Holdings Corp., to be held May 16, 2019 at the Hyatt Regency Wichita, 400 W. Waterman St., Wichita, KS 67202, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

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